Exhibit 10.5

Blue Apron, LLC

$30,000,000

8.875% Senior Secured Notes due May 5, 2027

Note Purchase and Guarantee Agreement

Dated May 5, 2022

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SCHEDULES AND EXHIBITS

Purchaser Schedule	—	Information Relating to Purchasers
Schedule A	—	Defined Terms
Schedule B	—	Form of 8.875% Senior Secured Note due May 5, 2027
Schedule C	—	Appraisers
Schedule 5.7	—	Subsidiaries
Schedule 5.15	—	Environmental Matters
Schedule 5.22	—	Registered Intellectual Property
Schedule 5.23	—	Material Contracts
Schedule 8.1	—	Amortization
Schedule 10.1	—	Indebtedness
Schedule 10.2	—	Liens
Schedule 10.3	—	Permitted Dispositions of Property
Exhibit A	—	Form of Security Agreement
Exhibit B	—	Form of Solvency Certificate
Exhibit C	—	Form of Guarantor Joinder Agreemen
Exhibit D	—	Form of ESG Report
Exhibit E	—	Form of Cash Flow Forecast

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BLUE APRON, LLC

8.875% Senior Secured Notes due May 5, 2027

May 5, 2022

To	Each of the Purchasers Listed in the Purchaser Schedule

Ladies and Gentlemen:

Blue Apron, LLC, a limited liability company organized under the laws of Delaware (the “Company”), agrees with each of the Purchasers and The Bank of New York Mellon Trust Company, N.A., as the collateral agent for the holders of the Notes (in such capacity, together with any successor collateral agent appointed pursuant to Section 24, the “Collateral Agent”) as follows:

Section 1.       Authorization of Notes.

Section 1.1.     Authorization of Senior Secured Notes. The Company will authorize the issue and sale of $30,000,000 aggregate principal amount of its 8.875% Senior Secured Notes, due May 5, 2027 (the “Notes”). The Notes shall be substantially in the form set out in Schedule B. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.5 shall govern.

The terms “Note” and “Notes” as used herein shall include each Note and each Note delivered in substitution or exchange for any such Note pursuant to any provision herein or therein.

Section 1.2.     Interest Rate.

(a)            The Notes shall bear interest on the outstanding principal amount thereof as of any date from the date of issuance at a fixed rate equal to 8.875% per annum payable semiannually in arrears on June 30 and December 31 of each calendar year (commencing June 30, 2022). Upon the occurrence and during the continuance of an Event of Default under Section 11(a) or Section 11(b), any overdue payment of principal (including any overdue required or optional prepayment of principal), premiums, if any, and (to the extent legally enforceable) interest on the Notes, shall thereafter bear interest payable upon demand at a rate per annum equal to the Default Rate until paid.

(b)            Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 1.3.     Ratings.

(a)            Notwithstanding the provisions of Section 1.2 above, the parties hereto acknowledge and agree that if at any time following the receipt of a rating pursuant to clause (b) below, any rating obtained from a Rating Agency with respect to the Notes falls below “B3” from Moody’s, B(low) from DBRS or “B-” from S&P or Fitch, (a “Rating Downgrade Event”), then the rate of interest on each Note shall increase to 11.875% per annum (the “Adjusted Interest Rate”), and each Note shall be deemed amended automatically and without further action to provide for the Adjusted Interest Rate to become effective from and including the Payment Date set forth in such Note next succeeding the date of such Rating Downgrade Event; provided that, if at any time following a Rating Downgrade Event, all ratings obtained from Rating Agencies with respect to the Notes are better than or equal to “B3” from Moody’s, B(low) from DBRS or “B-” from S&P or Fitch (a “Ratings Increase Event”), and such Ratings Increase Event is maintained on the Payment Date set forth in such Note next succeeding the date of such Ratings Increase Event, the rate of interest on each Note shall revert to 8.875% per annum (the “Original Interest Rate”) and each Note shall be deemed amended automatically and without further action to provide for the Original Interest Rate to become effective from and including such next succeeding Payment Date.

(b)            The Company acknowledges that the Purchasers will seek to have the Notes rated by a Rating Agency as soon as reasonably practicable following the Closing Date. If such rating by a Rating Agency results in a Rating Downgrade Event pursuant to clause (a) above, the Company shall pay each holder of a Note a fee (the “True-Up Fee”) equal to the interest that would have accrued on the principal amount of each holder’s Note calculated at a rate of 3.00% per annum commencing on the Closing Date through but not including the Payment Date next succeeding the date of such Rating Downgrade Event (the “True Up Date”). The True-Up Fee shall be due and payable on the True Up Date and shall be in addition to any other fee or interest due and payable on the Notes.

Section 1.4.     Guarantee. Payment of the principal, Redemption Premium, interest on the Notes, fees and all other amounts owing hereunder and under the other Note Documents by the Company to any holder of a Note shall be unconditionally guaranteed by the Guarantors as provided in Section 23.

Section 2.        Sale and Purchase of Notes.

Section 2.1.     Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3.1, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 94% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3.       Closing.

Section 3.1.     Notes Closing. The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Milbank LLP, 55 Hudson Yards, New York, New York, 10001 at 12:00 p.m., New York time, at a closing (the “Closing”) on May 5, 2022 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers (such date, the “Closing Date”). At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company in accordance with the Funds Flow Memorandum. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 4.        Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.     Representations and Warranties. The representations and warranties of each Obligor set forth in Section 5 hereof and in the other Note Documents shall be true and correct when made and at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date).

Section 4.2.     Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.11), the Transactions and no Default or Event of Default shall have occurred and be continuing.

Section 4.3.     Compliance Certificates; Corporate Documents. Each Obligor, as applicable, shall have delivered to each Purchaser:

(a)            (A) a copy of the certificate or articles of incorporation or formation, partnership agreement or limited liability agreement, in each case, including all amendments thereto, or other relevant constitutional documents under applicable law of such Obligor, each certified as of a recent date by the Secretary of State (or other similar official) of the state of such Person’s organization and (B) a certificate as to the good standing of such Obligor as of a recent date from such Secretary of State (or other similar official);

(b)            a certificate of the Secretary, Assistant Secretary, Director, Vice President, President or similar officer, or the general partner, managing member or sole member, of such Obligor, in each case dated the Closing Date and certifying:

(i)            that attached thereto is a true and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Person as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (ii) below,

(ii)            that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or board of managers (or equivalent governing body) of such Person (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Note Documents to which such Person is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(iii)            that the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Person has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above, and

(iv)            as to the incumbency and specimen signature of each officer or director or manager executing any Note Document or any other document delivered in connection herewith on behalf of such Obligor;

(c)            a certificate signed by a Responsible Officer of each Obligor, dated as of the Closing Date, certifying as to the matters set forth in Sections 4.1, 4.2, 4.14 and 4.15; and

(d)            a solvency certificate substantially in the form of Exhibit B and signed by a Financial Officer of Parent confirming the Solvency of Parent on a consolidated basis with its Subsidiaries, after giving effect to the Transactions.

Section 4.4.     Note Documents and Material Contracts. Each Purchaser shall have received from each Obligor each party hereto either (a) a counterpart of each Note Document and Material Contract to which such Obligor is party signed on behalf of such party such Obligor or (b) written evidence satisfactory to each Purchaser (which may include telecopy transmission, or electronic transmission of a PDF copy, of a signed signature page of this Agreement) that such party Obligor has signed a counterpart of such Note Document and such Material Contract.

Section 4.5.     Opinions of Counsel. Each Purchaser shall have received written opinions of (a) Fried, Frank, Harris, Shriver & Jacobson LLP, special counsel for the Obligors, and (b) Milbank LLP, special counsel for the Purchasers, in each case, (i) dated the Closing Date, (ii) addressed to the Purchasers and the Collateral Agent and (iii) in form and substance reasonably satisfactory to each Purchaser and covering such matters relating to the Note Documents as are usual and customary for a transaction of the type contemplated hereby as such Purchaser may reasonably request, and each Obligor hereby instructs its counsel to deliver such opinions.

Section 4.6.     Purchase Permitted by Applicable Law, Etc. On the Closing Date, each Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any Tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received a certificate signed by a Responsible Officer of the Company certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.7.     Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.8.     Payment of Fees. The Company shall have paid all Fees payable to the Collateral Agent on or prior to the Closing Date and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, all other amounts due and payable pursuant to the Note Documents on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or under any Note Document and fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.5 (it being understood that, at the Company’s election, amounts under this Section 4.8 may be paid with proceeds of the Notes).

Section 4.9.     Private Placement Number. A Private Placement Number issued by S&P’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.10.     Funding Instructions. At least two (2) Business Days prior to the Closing Date, each Purchaser shall have received (a) a Funds Flow Memorandum and (b) written instructions signed by a Responsible Officer of the Company on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account names and numbers into which the purchase price for the Notes is to be deposited.

Section 4.11.     Collateral Requirement. The Collateral Requirement with respect to items expressly required to be completed as of the Closing Date shall have been satisfied or waived by each of the Purchasers and each Purchaser shall have received the results of a search of the UCC (or equivalent under other similar law) filings made with respect to the Obligors in the relevant jurisdictions and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to each Purchaser that the Liens indicated by such financing statements (or similar documents) are permitted by Section 10.2 or have been released.

Section 4.12.     Consummation of Transactions. The Transactions shall have been consummated or shall be consummated simultaneously with or immediately following the closing on the Closing Date.

Section 4.13.     Financial Statements. Each Purchaser shall have received the financial statements referred to in Section 5.5 and the most recent financial statements required to be delivered pursuant to Section 7.1.

Section 4.14.     No Indebtedness; Closing Date Refinancing. Immediately after giving effect to the Transactions on the Closing Date, none of the Obligors shall have outstanding Indebtedness other than (i) the Indebtedness outstanding under this Agreement and (ii) other Indebtedness permitted to be incurred pursuant to Section 10.1. Substantially simultaneously with the Closing, the Closing Date Refinancing shall be consummated, and each Purchaser shall have received an executed payoff letter in form and substance satisfactory to it and all related termination and release documents, duly executed by the Obligors and the Existing Agent with respect thereto.

Section 4.15.     No Material Adverse Effect. Since December 31, 2021, there have been no events, changes or other occurrences that have had, continue to have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16.     Know Your Customer Documentation. Each Purchaser and the Collateral Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Obligors under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act, that has been reasonably requested by a Purchaser or the Collateral Agent at least six (6) Business Days prior to the Closing Date.

Section 4.17.     Changes in Corporate Structure. No Obligor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger, consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5.

Section 4.18.     Base Case Model. Each Purchaser shall have received the Base Case Model, in form and substance reasonably satisfactory to such Purchaser.

Section 4.19.     Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.20.     Equity Contributions. Each Purchaser shall have received satisfactory evidence that one or more equity contributions or cash infusions to Parent or the Company from any of the Company’s Affiliates since February 15, 2022 in an amount equal to or greater than $25,000,000 shall have been made; provided that, a minimum of $15,000,000 shall be in the form of cash equity contributions to the Parent or the Company from any of the Company’s Affiliates; provided further, that any funds received by Parent or the Company under that certain Gift Card Sponsorship Agreement with an Affiliate of RJB Partners, LLC shall be counted on a dollar for dollar basis towards the satisfaction of the requirements set forth in this Section 4.20.

Section 4.21.     Cash Flow Forecast. Each Purchaser shall have received the initial Cash Flow Forecast.

Section 4.22.     Insurance. Each Purchaser shall have received evidence of the insurance coverage required by Section 9.2 and the terms of the Security Agreement and such other insurance coverage with respect to the business and operations of the Obligors as the Collateral Agent, acting at the direction of the Required Holders, may reasonably request, together with evidence that such insurance policies are in full force and effect.

Section 5.       Representations and Warranties of the Obligors.

Each Obligor represents and warrants to each Purchaser that:

Section 5.1.     Organization; Powers. Such Obligor (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, and to execute, deliver and perform its obligations under each of the Note Documents and to issue and sell Notes hereunder.

Section 5.2.     Authorization; No Conflicts. The execution, delivery and performance by the Obligors of each of the Note Documents to which such Obligor is a party and the Transactions (a) have been duly authorized by all necessary corporate, stockholder, limited liability company or partnership action required to be obtained by such Obligor; (b) will not (i) contravene or conflict with, or result in any violation or breach of (A) any applicable law, statute, rule or regulation binding on such Obligor or its properties or (B) the certificate or articles of incorporation or other constitutive documents or by-laws of such Obligor, any applicable order of any court or any rule, regulation or order of any Governmental Authority binding on such Obligor or its properties, or (ii) contravene or conflict with, or result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any material right or obligation (including any payment) under any indenture, lease or other instrument or agreement to which such Obligor is a party or by which it or any of its property is or may be bound; (c) contravene or conflict with, or result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any material right or obligation (including any payment) under any Material Contract or (d) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Obligor, other than the Liens created by the Note Documents and Liens permitted under Section 10.2, except, in the case of clause (b)(i)(A), to the extent that such breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.3.     Enforceability. This Agreement, the Notes and the other Note Documents have been duly executed and delivered by each applicable Obligor and constitute a legal, valid and binding obligation of each Obligor, as applicable, enforceable against such Obligor in accordance with their respective terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 5.4.     Governmental Approvals; Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or any other Person is or will be required for the Transactions except for (a) the filing of UCC financing statements (or the filing of financing statements under any other local equivalent), (b) such consents, authorizations, filings or other actions that are required by securities, regulatory or applicable law in connection with an exercise of remedies or (c) such consents, authorizations, filings or other actions that have been made or obtained and are in full force and effect.

Section 5.5.     Financial Statements; Material Liabilities. (a) The Company has delivered to each Purchaser copies of the following financial statements (and the following representations and warranties are made with respect thereto):

(i)            the audited consolidated balance sheet as of December 31, 2021 and the related audited consolidated statements of operations, cash flows and owners’ equity of the Parent for the year ended December 31, 2021, and fairly present in all material respects the consolidated financial position of the Parent as of the dates thereof and their respective consolidated results of operations and cash flows for the applicable periods then ended and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto; and

(ii)            the unaudited quarterly consolidated balance sheet as of March 31, 2022 and the related consolidated statements of operations and cash flows of the Parent for the quarter ended March 31, 2022, which fairly present, in all material respects, the consolidated financial position of the Parent as of the date thereof and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto and subject to the absence of footnotes and normal year-end adjustments.

(b)            The Obligors do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.     No Material Adverse Effect. Since December 31, 2021, there has been no event or occurrence which has resulted in or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 5.7.     Properties; Equity Interests.

(a)            The Obligors have good and sufficient title to valid leasehold interests in, or valid licenses to use, all property and assets material to its business, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by any Obligor after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens, other than Liens permitted by Section 10.2. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

(b)            Schedule 5.7 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Obligor, the percentage of shares of each class of its Capital Stock or similar equity interests outstanding owned by (i) the Parent, (ii) the Company’s Affiliates (in the case of Parent’s Affiliates, to the extent known by Parent and based solely on information provided by such Affiliates), other than Obligors, and (iii) the Parent’s directors (if applicable) and executive officers.

(c)            All of the outstanding shares of Capital Stock or similar equity interests of each Subsidiary of Parent shown in Schedule 5.7 as being owned by the Obligors have been validly issued, are fully paid and non-assessable and are owned by the applicable Obligor free and clear of any Lien other than Liens permitted under Section 10.2. As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Obligor other than as set forth on Schedule 5.7.

(d)            No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than pursuant to this Agreement or the agreements listed on Schedule 5.7 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Obligor that owns outstanding shares of Capital Stock or similar equity interests of such Subsidiary.

Section 5.8.     Litigation; Compliance.

(a)            There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of any Obligor, threatened against, any Obligor or any business, property or rights of such Person, (i) that involve any Note Document or the Transactions or (ii) that, if adversely determined, individually or in the aggregate could reasonably be expected to have, a Material Adverse Effect.

(b)            None of the Obligors nor any of their properties is (i) in default under any material agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator or any Governmental Authority or (iii) in violation of any laws, rules, regulations or orders of any Governmental Authority currently applicable thereto, except in the cases of clauses (ii) and (iii), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)            None of the Obligors nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(d)            None of the Obligors nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to any Obligor’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(e)            No part of the proceeds from the sale of the Notes hereunder:

(i)            constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Obligor or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)            will be used, directly or indirectly, in violation of any applicable Anti-Money Laundering Laws; or

(iii)            will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Government Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of any applicable Anti-Corruption Laws.

(f)            The Obligors haves established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that each Obligor and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.9.     Federal Reserve Regulations.

(a)            The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the term “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U.

(b)            The commitment to sell and purchase, and the selling and purchase of, the Notes and the granting and maintaining of the security interest in connection with the obligations created thereby, will not, whether directly or indirectly, and whether immediately, incidentally or ultimately, be a violation of, or inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

Section 5.10.     Investment Company Act. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 5.11.     Use of Proceeds. The Company will use the proceeds of the Notes solely to effect the Closing Date Refinancing and consummate the Transactions as set forth in the Funds Flow Memorandum.

Section 5.12.     Tax Returns. The Obligors (i) have filed or caused to be filed all material federal, state, local and non-U.S. Tax returns required to have been filed by them and (ii) have paid or caused to be paid all Taxes due and payable by them, before they have become delinquent, except for any Taxes (A) the amount of which, individually or in the aggregate, is not Material or (B) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings in accordance with Section 9.3 and for which the Obligors have set aside on its books adequate reserves in accordance with GAAP.

Section 5.13.     Disclosure; No Material Misstatements.

(a)            The financial statements listed in Section 5.5 and all written information delivered to the Purchasers by or on behalf of the Obligors in connection with the Transactions (other than Projections, estimates and information of a general economic nature) concerning the Obligors, and the Transactions prepared by or on behalf of the Obligors in connection with the Transactions and furnished to the Purchasers (the “Disclosure Documents”), when taken as a whole, were true and correct in all material respects, as of the date such Disclosure Documents were furnished to the Purchasers and as of the Closing Date, and did not contain any untrue statement of a material fact as of any such date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. Except as disclosed in the Disclosure Documents, since December 31, 2021, there has been no change in the financial condition, operations, business, properties or prospects of the any Obligor except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there is no fact known to the Obligors that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and that has not been set forth in the Disclosure Documents.

(b)            The Projections and estimates and information of a general economic nature prepared by or on behalf of the Company and that have been made available to the Purchasers (i) have been prepared in good faith based upon assumptions believed by the Company to be reasonable as of the date thereof and as of the applicable Closing Date (it being understood that (A) Projections and estimates are inherently uncertain and no assurances are being given, nor are any representations or warranties being made, that the results contained in such Projections or estimates can or will be achieved, and (B) actual results during the period or periods covered by the Projections or estimates may differ from the projected results set forth therein by a material amount), and (ii) as of the applicable Closing Date, have not been modified in any material respect by the Company.

Section 5.14.     Employee Benefit Plans.

(a)            (i) Each Plan is in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder, and other federal or state laws, (ii) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (iii) neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (v) neither any Obligor nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, in each case, where such action could not reasonably be expected to result in a Material Adverse Effect.

(b)            The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.14(b) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.15.     Environmental Matters. Except as set forth in Schedule 5.15, (i) No written notice, request for information, order, complaint, Environmental Claim or penalty has been received or incurred by any Obligor, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of any Obligor, threatened in writing against such Obligor, which allege a violation of or liability under any Environmental Laws, in each case relating to any Obligor, (ii) each Obligor has obtained, and maintains in full force and effect, all material permits, registrations and licenses to the extent necessary pursuant to Environmental Law for the conduct of its business and operations as currently conducted, to comply with all applicable Environmental Laws and each is, and has been, in compliance with the terms and conditions of such permits, registrations and licenses, and with all applicable Environmental Laws in all material respects, (iii) no Obligor is conducting, funding or responsible for any investigation, remediation, remedial action or cleanup of any Release or threatened Release of Hazardous Materials, (iv) to the knowledge of any Obligor, there has been no Release or threatened Release of Hazardous Materials at or from any property currently or, to the knowledge of any Obligor, formerly owned, operated or leased by such Obligor that could reasonably be expected to result in any liability of any Obligor under any Environmental Laws or Environmental Claim against such Obligor, and no Hazardous Material has been generated, owned or controlled by any Obligor and transported for disposal to or Released at any location in a manner that could reasonably be expected to result in any liability of such Obligor under any Environmental Laws or to any Environmental Claim against such Obligor, (v) no Obligor has entered into any agreement or contract to assume, guarantee or indemnify a third party for any Environmental Claims; and (vi) to the knowledge of any Obligor, there are not currently and there have not been any underground storage tanks owned or operated by any Obligor or located on any Obligor’s real property. The Company has made available to each Purchaser prior to the date hereof all environmental audits, assessment reports and other environmental documents in its possession or control with respect to the operations of, or any real property operated or leased by, any Obligor, other than such audits, assessment reports and other documents not containing information that could reasonably be expected to result in any Environmental Claims or liability to the Obligors under Environmental Law. Representations and warranties of the Obligors with respect to environmental matters are limited to those in this Section 5.15 unless expressly stated.

Section 5.16.     Solvency.

(a)            On the Closing Date, immediately after giving effect to the Transactions, the Parent on a consolidated basis with its Subsidiaries, is Solvent.

(b)            No Obligor intends to incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.

Section 5.17.     Labor Matters. (a) There are no strikes pending or, to any Obligor’s knowledge, threatened against any Obligor, (b) the hours worked and payments made to employees of an Obligor have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters and (c) all payments due from an Obligor or for which any claim may be made against such Obligor on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Obligor to the extent required by GAAP.

Section 5.18.     Status as Senior Debt; Perfection of Security Interests. The Company’s payment obligations under this Agreement and the Notes, and the Guarantors obligations to guarantee the payment obligations under this Agreement and the Notes, shall at all times rank pari passu with any other senior Indebtedness or securities of the Obligors and shall constitute senior indebtedness of the Obligors under and as defined in any documentation documenting any junior indebtedness of the Obligors. Each Security Document delivered pursuant to Sections 4 and 9.8 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in the Collateral described therein. When financing statements and other filings specified therein in appropriate form are filed in the offices specified therein, the Control Agreements are executed, the Security Agreement is entered into covering the Pledged Collateral that is certificated is delivered to the Collateral Agent, the Liens created by the Security Documents on such Collateral shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Company in such Collateral, in each case prior and superior in right to any other Person, subject, in the case of Collateral other than Pledged Collateral, to Liens permitted under Section 10.2, and in the case of Pledged Collateral, to Liens arising (and that have priority) by operation of law.

Section 5.19.     Insurance. The Obligors have purchased or provided (or caused to be purchased or provided) and is maintaining (or causing to be maintained), with financially sound and reputable insurance companies, insurance with respect to its properties and business against such risks (including with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, and loss or damage, in each case of the kinds customarily insured against by companies of a similar size in the same or similar business, and in such amounts as are customarily carried under similar circumstances by such other Persons and in accordance in all material respects with its applicable contractual obligations. As of the Closing Date, such insurance is in full force and effect. The Obligors maintain insurance in accordance with prudent industry practice.

Section 5.20.     Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.21.     Licenses, Permits, Etc.

(a)            Each Obligor has, and is in compliance with, all material permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and property currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such material permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

Section 5.22.     Intellectual Property. Each Obligor owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except where such infringement or conflict could not reasonably be expected to result in a Material Adverse Effect. (a) Set forth on Schedule 5.22 is a complete and accurate list as of the date of this Agreement of each item of Registered Intellectual Property owned by each Obligor, and (b) to the knowledge of each Obligor, no trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Obligor infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. No patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.23.     Material Contracts. Set forth on Schedule 5.23 is a complete and accurate list as of the date of this Agreement of all Material Contracts (including any material amendments, supplements and/or modifications thereof) of each Obligor, with reasonable descriptions thereof, copies of which have been provided to the Purchasers prior to the Closing Date. Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against each Obligor that is a party thereto and, to the best knowledge of such Obligor, all other parties thereto in accordance with its terms, (b) has not been otherwise amended or modified (except as set forth on Schedule 5.23) and (c) is not in default due to the action of any Obligor or, to the best knowledge of any Obligor, any other party thereto.

Section 5.24.     Customers and Suppliers. There exists no actual or, to the best knowledge of any Obligor, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Obligor, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Obligor if terminated could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect, or (ii) any Obligor, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Obligor if terminated could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

Section 6.       Representations of the Purchasers.

Section 6.1.     Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.     Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)            the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)            the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or, by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)            the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 6.3.           Accredited Investor(a). (a) Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”).

(b)           Each Purchaser represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Notes and understands and is able to bear the risk of an investment in the Notes for an indefinite period of time. Each Purchaser further acknowledges that (i) it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Notes to be purchased by such Purchaser under this Agreement and (ii) it has had the opportunity to ask questions of the Company and it has received answers to its satisfaction concerning the terms and conditions of the sale of the Notes and to obtain additional information (to the extent the Company possesses such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access.

(c)            Each Purchaser acknowledges and agrees that it is not purchasing the Notes as a result of any general solicitation or general advertising.

Section 7.              Information as to Company

Section 7.1.           Financial and Business Information. The Company shall deliver to each holder of a Note:

(a)            no later than ninety (90) days after the end of each fiscal year starting with the fiscal year ended December 31, 2022, consolidated balance sheets and related statements of operations, cash flows and owners’ equity showing the financial position of the Parent and its consolidated Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures (if any) for the prior fiscal year, all audited by independent accountants of recognized national standing reasonably acceptable to the Required Holders (it being agreed that any “Big 4” accounting firm is reasonably acceptable to the Required Holders) and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, which report and opinion shall not include (1) any qualification, exception or explanatory, paragraph expressing substantial doubt about the ability of the Parent or any of its Subsidiaries to continue as a going concern or any qualification or exception as to the scope of such audit (other than a qualification related solely to the maturity of the Notes at the Maturity Date), or (2) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the Financial Covenants contained in Section 10.11, together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default resulting from any noncompliance with the financial covenants contained in Section 10.11 and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof, it being agreed that delivery of the Parent’s annual report on Form 10-K will satisfy this requirement.

(b)            no later than forty-five (45) days after the end of each fiscal quarter of each fiscal year (excluding the fourth fiscal quarter of each fiscal year), starting with the fiscal quarter ended June 30, 2022, consolidated balance sheets and related statements of operations and cash flows showing the financial position of the Parent and its consolidated Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures (if any) for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of the Parent, on behalf of the Parent, as fairly presenting, in all material respects, the financial position and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c)            concurrently with the delivery of the financial statements required by Section 7.1(a) and, with respect to the first three fiscal quarters of each fiscal year, Section 7.1(b), a certificate of a Financial Officer of the Parent in substantially the form of Exhibit C or such other form as shall be approved by the Required Holders, (i) certifying that such Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Obligors from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth a computation of the Financial Covenants for such Test Period in detail reasonably satisfactory to the Required Holders;

(d)            not later than ten (10) Business Days after the delivery of the financial statements required pursuant to Section 7.1(a) and, with respect to the first three fiscal quarters of each fiscal year, Section 7.1(b), a meeting (at a mutually agreed-upon time) by conference call with the Purchasers to discuss the financial condition and results of operation for the Obligors;

(e)            on Friday of every second week (commencing with the second full week following the Closing Date), a report of the Company’s Liquidity as of such date (it being understood that a screenshot of such balances as of such date shall satisfy this clause (e));

(f)            within two Business Days after the first Business Day following the end of each calendar month, provide evidence of the Liquidity of the Company during each day of such calendar month (it being understood that a screenshot of balances shall satisfy this clause (f));

(g)           no later than the Wednesday of each fourth week after the date hereof, an updated Cash Flow Forecast;

(h)            concurrently with the delivery of the financial statements required by Section 7.1(a) and, with respect to the first three fiscal quarters of each fiscal year, Section 7.1(b), an ESG Report;

(i)             not later than thirty (30) days after the end of June and December of each year, starting with June 2022, a report detailing the Asset Valuation from an Appraiser prepared on a basis reasonably satisfactory to the Required Holders;

(j)             promptly but no later than five (5) Business Days after any Responsible Officer of any Obligor obtains actual knowledge thereof, notice of:

(i)            the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Obligor which would reasonably be expected to have a Material Adverse Effect;

(ii)           any event specific to any of the Obligors that has had, or could reasonably be expected to have, a Material Adverse Effect;

(iii)          copies of any default or similar notices of breach or non-compliance that any Obligor receives in connection with any Material Contract;

(iv)          copies of any material notices that any Obligor executes or receives in connection with the sale or other disposition of all or substantially all of the Equity Interests or assets of, any Obligor; and

(v)           if at any time an ERISA Event is reasonably likely to occur and could, reasonably be expected to have a Material Adverse Effect, a written notice thereof, which notice shall state that it is an “ERISA Notice” for purposes of the Note Documents;

(k)           promptly but no later than three (3) Business Days after any Responsible Officer of any Obligor obtains actual knowledge thereof, notice of any Event of Default or Default, in each case specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(l)            promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to any Obligor from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(m)          promptly but no later than five (5) Business Days after the execution thereof, copies of any Material Contract not filed or furnished on EDGAR;

(n)           promptly but no less than three (3) Business Days after the receipt thereof, a copy of any material notice received from any holder of its Indebtedness; concurrently with the delivery of the financial statements required by Section 7.1(a) and, with respect to the first three fiscal quarters of each fiscal year, Section 7.1(b), a report of key performance indicators with respect to the business and operations of the Obligors, in form and substance consistent with the internal reporting practices of the Obligors as of the date hereof (or with any changes thereto that may be in form and substance reasonably satisfactory to the holders of Notes);

(o)           promptly but no later than ninety (90) days after the commencement of each fiscal year, an annual budget including management forecasts in form and substance reasonably satisfactory to the Required Holders;

(p)           promptly but no later than five (5) Business Days of public release, any sustainability reports consisting of annual updates made in a Parent-issued press release, Parent SEC filing or posted on the Parent’s investor relations page of its website on the Parent’s sustainability commitments (including non-financial disclosures in alignment with The Task Force on Climate-Related Financial Disclosures); provided that the Parent will be required to provide a sustainability report no less than one (1) time per year; and provided further that the first sustainability report shall be required to be delivered no later than forty-five (45) days following the date of the Parent’s Annual Report on Form 10-K for the year ended December 31, 2022 is required to be filed with the SEC;; and

(q)           with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Obligor or relating to the ability of the Obligors to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by the Required Holders.

Section 7.2.           Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and certificates that are required to be delivered by the Company pursuant to Section 7.1 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a)            such financial statements satisfying the requirements of Section 7.1(a) or (b) and the certificate satisfying the requirements of Section 7.1(c) and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company; or

(b)           such financial statements satisfying the requirements of Section 7.1(a), or (b) and the certificate satisfying the requirements of Section 7.1 and any other information required under Section 7.1 are timely provided by or on behalf of the Company to each holder of a Note or on any website to which each holder of a Note has free access or if included in any report or documentation publicly filed or furnished on EDGAR;

provided however, that in no case shall access to such financial statements, other information and certificate be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20); provided further, that in the case of clause (b), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery.

Section 8.              Payment and Prepayment of the Notes.

Section 8.1.          Maturity.

(a)           The Company shall pay to each holder of a Note entitled thereto its respective portion of the aggregate principal amount of the outstanding Notes in accordance with the amortization schedule set forth on Schedule 8.1 hereto (or such lesser principal amount as shall then be outstanding) at par and without payment of any Redemption Premium or any other premium.

(b)           If any of the ESG KPI Goals have not been achieved as of the Maturity Date (or such other date prior to the Notes becoming due and payable in full, either as a result of a prepayment or an acceleration as a result of an Event of Default), the Company shall pay to each holder of a Note a fee (the “ESG KPI Fee”) in an amount equal to one percent (1%) of the aggregate principal amount of the Notes held by such holder of a Note on the Closing Date.

(c)           The entire unpaid principal balance of each of the Notes shall be due and payable on the Maturity Date.

Section 8.2.           Mandatory Repurchase Offers.

(a)            Mandatory Repurchase Offers.

(i)            Subject to Section 8.2(b), the Company shall apply Net Proceeds under clause (a) of the definition thereof within three (3) Business Days of receipt thereof by the Company to make an Offer to Repurchase to all holders of Notes to purchase the maximum aggregate principal amount of the Notes that may be purchased out of such Net Proceeds at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the applicable Repurchase Date. No Redemption Premium or other premium shall be required to be paid in connection with any repurchase pursuant to this Section 8.2(a)(i).

(ii)           Subject to Section 8.2(b), the Company shall apply the Net Proceeds under clause (b) of the definition thereof from any incurrence, issuance or sale of Indebtedness (other than Excluded Indebtedness) within three (3) Business Days of receipt thereof by any of the Obligors to make an Offer to Repurchase to all holders of Notes to purchase the maximum aggregate principal amount of the Notes that may be purchased out of such Net Proceeds at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the applicable Repurchase Date, together with the Redemption Premium determined for the prepayment date with respect to such principal amount.

(iii)          Subject to Section 8.2(b), within ten (10) Business Days of the occurrence of a Change in Control, the Company shall make an Offer to Repurchase all (but not less than all) of the Notes of each holder, at a purchase price in cash equal to 101% of the outstanding principal amount thereof, together with unpaid interest accrued thereon, if any, to, but not including the Repurchase Date. Except as provided above, no Redemption Premium or other premium shall be required to be paid in connection with any repurchase pursuant to this Section 8.2(a).

(b)            Procedures for Offers to Repurchase. Any offer to repurchase the Notes pursuant to Section 8.2(a) (each an “Offer to Repurchase”) shall be made as set forth in this Section 8.2(b).

(i)            On the date (the “Offer Date”) specified in the applicable clause of Section 8.2(a), the Company shall make an Offer to Repurchase, which shall remain open for a period of at least twenty (20) Business Days following the receipt by the holders of such Offer to Repurchase (the “Offer Period”), by sending a notice to each holder of a Note in accordance with Section 18, which notice shall contain all instructions and materials necessary to enable each holder of a Note to accept the Offer to Repurchase with respect to its Notes and, if applicable, to tender its Notes with respect to such Offer to Repurchase, it being understood that each holder of a Note shall have the right to accept the Offer to Repurchase prior to the expiration of the applicable Offer Period. Such notice, which shall govern the terms of the Offer to Repurchase, shall (w) describe the transactions, events or circumstances giving rise to such Offer to Repurchase, (x) state that such Offer to Repurchase is being made pursuant to this Section 8.2(b), (y) to the extent applicable, be accompanied by a certificate of a Financial Officer as to the Redemption Premium due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation, and (z) state:

(A)            if applicable, the aggregate amount being offered by the Company to repurchase the Notes and to pay unpaid accrued interest on the principal amount of the Notes;

(B)            the date (the “Repurchase Date”), which date shall be no earlier than twenty (20) Business Days and no later than thirty (30) Business Days from the Offer Date, the Company shall repay the Notes validly tendered for repurchase pursuant to this Section 8.2(b);

(C)            that during the Offer Period, subject to adjustment pursuant to Section 8.2(b)(ii), each holder of a Note has the right to accept or decline such Offer to Repurchase as to its pro rata share thereof (such pro rata share to be determined by multiplying the aggregate amount of such Offer to Repurchase by a fraction, the numerator of which is the aggregate principal amount of the Notes owing to such holder of a Note on the Offer Date and the denominator of which is the aggregate principal amount of all outstanding Notes);

(D)            that any Note (or portion thereof) not tendered by the relevant holder of such Note for repurchase shall continue to accrue interest;

(E)            that, unless the Company defaults in making such repurchase payment, the Notes tendered for payment pursuant to the Offer to Repurchase shall cease to accrue interest after the Repurchase Date;

(F)            that any holder of a Note electing (1) to have less than its pro rata share (as determined in accordance with clause (C) above) of the proposed repurchase shall provide a notice of acceptance, which shall include the amount and Notes to be prepaid, or (2) not to have its Notes (or any portion thereof) prepaid shall provide a notice of rejection, in each case within the Offer Period, and that failure of any holder of a Note to so provide such notice of acceptance as to less than its pro rata share of the proposed repurchase or notice of rejection within such Offer Period shall be deemed to be a rejection by such holder of a Note of its pro rata share (as determined in accordance with clause (C) above) of such Offer to Repurchase;

(G)            that the holders of Notes electing to have any Notes (or any portion thereof) purchased in full pursuant to an Offer to Repurchase will be required to surrender such Notes within ten (10) Business Days after purchase; and

(H)           the private placement number, if any, printed on such Notes.

(ii)           [Reserved].

(iii)          The Company shall, at least two (2) Business Days prior to the Repurchase Date, deliver to each holder of a Note whose Notes are being repurchased a certificate signed by a Responsible Officer of the Company confirming (x) the principal amount of each Note held by such holder of a Note to be repurchased, and the interest to be paid to such holder of a Note on the Repurchase Date and (y) the Redemption Premium applicable as of the Repurchase Date.

(iv)          On the Repurchase Date, the Company shall, (A) to the extent lawful, accept for payment the Notes or portions thereof tendered for repayment pursuant to the related Offer to Repurchase and (B) pay to each applicable holder of a Note an amount equal to the payment required in respect of such holder’s Notes or portions thereof so tendered. The Company shall on the Repurchase Date pay to each tendering holder of a Note the amount due pursuant to Section 8.2(a) with respect to each such Note tendered by such holder. On the Repurchase Date, all Notes purchased or repaid by the Company (x) in full shall be delivered to the Company for cancellation and (y) in part shall be exchanged by the holder, and the Company at its own expense shall execute and deliver, in lieu thereof, a new Note within ten (10) Business Days of the Repurchase Date, dated and bearing interest from the date to which interest shall have been paid on such exchanged Note.

(v)           The Company shall not be required to make an Offer to Repurchase pursuant to Section 8.2(a)(iii) upon a Change in Control if a notice of optional repayment of all outstanding Notes has been given pursuant to Section 8.3 hereof, unless and until there is a Default in the payment of the optional prepayment amount on the applicable payment date.  Notwithstanding anything to the contrary in this Section 8.2(b), an Offer to Repurchase pursuant to Section 8.2(a)(iii) upon a Change in Control may be made in advance of the consummation of the Change in Control, conditional upon such Change in Control, if a definitive agreement is in place for the Change in Control at the time of making of the Offer to Repurchase.

(vi)          If the Company complies with the provisions of the preceding clause, on and after the Repurchase Date interest shall cease to accrue on the Notes or the portions thereof repurchased or repaid. If any holder of a Note accepts an Offer to Repurchase pursuant to Section 8.2(a) and such acceptance is not rescinded but the Company does not repurchase or repay such Note because of the failure of the Company to comply with the preceding clause, interest shall be paid on the unpaid principal, from the Repurchase Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the Default Rate.

(c)            Without limitation of Sections 8.2(a) and (b), upon the conclusion of any Offer to Repurchase in accordance with Section 8.2(b), the aggregate Net Proceeds corresponding to such Offer to Repurchase shall be deemed to be reduced to zero for purposes of calculating the threshold aggregate Net Proceeds triggering a subsequent Offer to Repurchase.

Section 8.3.          Optional Prepayments with Redemption Premium.

(a)           On any date on or after the Closing Date, through and including the date that is eighteen (18) months after the Closing Date, the Company may not prepay at any time all, or any part of, the Notes.

(b)           On any date after the date that is eighteen (18) months after the Closing Date, through and including the third anniversary of the Closing Date, the Company may, at its option, upon notice as provided in clause (d) below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100.5% of the principal amount outstanding being prepaid, plus the accrued but unpaid interest accrued to but excluding the date of payment.

(c)           Thereafter, the Company may, at its option, upon notice as provided in clause (d) below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100% of the principal amount outstanding being prepaid, plus the accrued but unpaid interest accrued to but excluding the date of payment.

(d)           The Company will give each holder of a Note written notice of each optional prepayment under this Section 8.3 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of Notes to be prepaid on such date, the principal amount of each Note held by such holder of a Note to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. Notice of prepayment may, at the Company’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or Change in Control, as the case may be.

(e)            Any Notes that have been accelerated in accordance with Section 12.1, shall be subject to the terms of Sections 8.3(a), (b) and (c) as if such Notes had been optionally prepaid.

(f)            The term “Redemption Premium” shall mean, with respect to any Notes, the amount payable on such Notes pursuant to Section 8.2 or Section 8.3 in excess of 100% of the principal amount outstanding being repaid. If the Notes are accelerated or otherwise become due prior to the Maturity Date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Notes that becomes due and payable shall equal 100% of the principal amount of the Notes plus the Redemption Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Notes accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Redemption Premium applicable with respect to a voluntary prepayment of the Notes will also be due and payable on the date of such acceleration or such other prior due date as though the Notes were voluntarily prepaid as of such date and shall be obligations secured by the Security Documents, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each holder’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each holder of a Note and the Company agrees that it is reasonable under the circumstances currently existing. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE REDEMPTION PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (a) the Redemption Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) the Redemption Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the holders and the Company giving specific consideration in this transaction for such agreement to pay the Redemption Premium and (d) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

Section 8.4.           Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.1 or Section 8.3, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.5.           Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Redemption Premium, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Redemption Premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6.          Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all of the Notes at the time outstanding upon the same terms and conditions with respect to the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 9.              Affirmative Covenants.

From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, each Obligor covenants to:

Section 9.1.        Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b)           Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, including ownership of its Intellectual Property and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this clause (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 9.2.        Insurance. Keep its insurable properties insured at all times by financially sound and reputable insurers in accordance with prudent industry practice and maintain such other reasonable insurance (including deductibles, co-insurance, self-insurance, if adequate reserves are maintained with respect thereto), of such types, to such extent and against such risks, as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.        Taxes. File all material Tax returns required to be filed in any jurisdiction and to pay and discharge promptly when due all Taxes shown to be due and payable on such returns and all other Taxes imposed upon them or any of their properties, assets, income or franchises before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim to the extent (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Obligor shall have set aside on its books reserves in accordance with GAAP with respect thereto or (ii) the nonpayment of all such Taxes and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.       Compliance with Laws. Comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.8), and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.        Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and all applicable material requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor and permit a the representatives of each Purchaser and each holder of a Note, to visit and inspect the financial records and the properties of any of the Obligors at reasonable times, upon reasonable prior notice to the Company, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representative of each Purchaser and each holder of a Note, upon reasonable prior notice to the Company to discuss the affairs, finances and condition of the Company with the officers thereof, or the general partner, managing member or sole member thereof, and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided that, during any calendar year absent the occurrence and continuation of an Event of Default, only one (1) such visit may be made by the representatives of each Purchaser and each holder of a Note and shall be at the Company’s expense; provided, further, that during the continuance of an Event of Default, any holder of a Note may do any of the foregoing shall be at the expense of the Obligors.

Section 9.6.        Use of Proceeds. Use the proceeds of the Notes solely for the purposes described in Section 5.11.

Section 9.7.        Further Assurances.

(a)            Correct any material defect or error that may be discovered in any Note Document or in the execution, acknowledgment, filing or recordation thereof promptly after a Responsible Officer of such Obligor obtains knowledge of such material defect or error.

(b)           Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents and recordings of Liens in stock registries or land title registries, as applicable) as shall be necessary or advisable (or as shall be required by the Collateral Agent, acting at the direction of the Required Holders) to carry out more effectively the purposes of the Note Documents, (ii) subject such Obligor’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Note Document or under any other instrument executed in connection with any Note Document to which such Obligor is or is to be a party, in each case, at the expense of the Obligor.

(c)           Promptly upon obtaining knowledge thereof, notify each Purchaser and each holder of a Note if any material portion of the Collateral is damaged or destroyed.

(d)           Without limiting the generality of the preceding clause, take all action necessary or advisable to cause, and cause, the Collateral Requirement to be and remain satisfied in accordance with the terms of the Security Documents.

Section 9.8.           Accounts. (i) Subject to clause (ii), maintain at all times all Cash and Cash Equivalents at deposit accounts or securities accounts with any financial institution that has entered into a Control Agreement and (ii) within two (2) Business Days of the Closing Date, close that certain investment account held with Morgan Stanley (Account # 097965) and transfer all Cash and Cash Equivalents in such investment account to a financial institution that has entered into a Control Agreement.

Section 9.9.          [Reserved].

Section 9.10.        Additional Subsidiaries. If any Subsidiary of an Obligor is formed after the date hereof, cause, within ten (10) Business Days such Subsidiary to guarantee or otherwise become liable at any time, for the payment obligations of the Company and the Notes hereunder by acceding to this Agreement by executing a guarantor joinder agreement substantially in the form of Exhibit C, and, take all actions (if any) required to be taken with respect to such newly formed or acquired Subsidiary in order to satisfy the Collateral Requirement with respect to such Subsidiary, the assets of such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Obligor within thirty (30) days after such formation.

Section 9.11.        Landlord Waivers; Collateral Access Agreements. At any time any Collateral in excess of $500,000 (when aggregated with all other Collateral at the same location, and measured on a cost basis with respect to Inventory, and a book value basis with respect to PP&E) is located on any real property of an Obligor (whether such real property is now existing or acquired after the Closing Date, but excluding the leased real property locations) which is not owned by an Obligor, or is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain within thirty (30) days after the occurrence thereof, or, in the case of such property in storage as of the Closing Date, within forty-five (45) days of the Closing Date (or such longer period as the Collateral Agent (at the direction of the Required Holders) may agree in writing in its sole discretion), written subordinations or waivers or collateral access agreements, as the case may be, in form and substance satisfactory to the Collateral Agent.

Section 9.12.        After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any owned real property (wherever located) (each such property being a “New Facility”) with a Current Value (as defined below) in excess of $500,000, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Obligor’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent, acting at the direction of the Required Holders, shall notify such Obligor whether it intends to require a Mortgage (and any other deliverables at the reasonable request of the holders of Notes) or landlord waiver (pursuant to Section 9.11) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other deliverables at the reasonable request of the holders of Notes) or landlord waiver, the Person that has acquired such New Facility shall promptly furnish the same to the Collateral Agent. The Company shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Obligor’s obligations under this Section 9.12.

Section 10.            Negative Covenants.

From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, no Obligor shall:

Section 10.1.        Indebtedness. Incur, create, assume or permit to exist any Indebtedness or issue any Disqualified Equity Interest, except:

(a)           Indebtedness created hereunder and under the other Note Documents;

(b)           Indebtedness in respect of appeal or performance bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(c)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within fifteen (15) Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within sixty (60) days from its incurrence;

(d)           all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (c) above;

(e)            Indebtedness set forth in Schedule 10.1 and any Permitted Refinancing Indebtedness incurred to refinance any such Indebtedness;

(f)            pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other social security legislation, or to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, construction, operating and maintenance agreements, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) and deposits securing liability to insurance carriers under insurance arrangements or any insurance premium financing;

(g)            Permitted Intercompany Investments;

(h)           incremental debt to be incurred hereunder in an amount and on terms and conditions acceptable to the holders of Notes; provided that the Company demonstrates that EBITDA (defined in a manner reasonably acceptable to the Required Holders) for the trailing twelve-month period of Parent and Parent’s Subsidiaries (including the Company) taken as a whole, in excess of $10,000,000 and the holders of Notes’ consent to the incurrence of such Indebtedness;

(i)            guarantees by any Obligor of Indebtedness of the Parent or the Company or any other Obligor with respect, in each case, to Indebtedness otherwise constituting Indebtedness permitted hereunder; provided, that (i) if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Notes, the guarantee shall also be unsecured and/or subordinated to the Notes and (ii) such guarantees shall be deemed to be a Permitted Intercompany Investment;

(j)             Indebtedness consisting of incentive, non-compete, consulting, deferred compensation or other similar arrangements entered into in the ordinary course of business with an officer or employee of any Obligor or its Subsidiaries;

(k)            unsecured Indebtedness in an aggregate amount not to exceed $1,000,000 and any Permitted Refinancing Indebtedness with respect thereto; and

(l)             Indebtedness in an aggregate principal amount not to exceed $6,000,000 that constitutes the deferred purchase price in respect of carbon credits; provided that such Indebtedness is incurred in the first two (2) years following the Closing Date and once such Indebtedness is repaid it may not be incurred again under this clause (l).

Section 10.2.        Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):

(a)            Liens on property or assets of any Obligor existing on the Closing Date and set forth on Schedule 10.2; provided that such Liens shall secure only those obligations that they secure on the Closing Date and shall not subsequently apply to any other property or assets of such Person;

(b)           any Lien created under the Note Documents;

(c)            Liens for Taxes not yet delinquent or that are being contested in accordance with Section 9.3;

(d)            Liens securing judgments that do not constitute an Event of Default under Section 11(j);

(e)            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Obligors to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Person;

(f)             Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(g)            Lien imposed by law such as carriers’, warehousemen’s, mechanics’, landlord’s (or lessor’s under operating leases), materialmen’s, repairmen’s, custom and revenue authorities’, or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable beyond the applicable grace period therefor or that are being contested in compliance with Section 9.3; and

(h)            deposits to secure the performance of leases (other than Capital Lease Obligations), statutory obligations, liability to insurance carriers under insurance or self-insurance arrangements, surety and appeal bonds, performance bonds, statutory bankers’ liens on moneys held in bank accounts and other obligations of a like nature, in each case incurred in the ordinary course of business;

(i)             liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(j)             Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(k)            Liens that are replacements of Liens permitted by this Section 10.2 to the extent that the original Indebtedness is the subject of Permitted Refinancing Indebtedness;

(l)             Liens consisting of customer credit card payments held by merchant credit card processing and similar services in the ordinary course of business prior to such payments being disbursed to an Obligor; and

(m)           Liens on goods in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of such goods.

Section 10.3.      Economic Sanctions. Permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder of a Note or any Affiliate of such holder of a Note to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder of a Note, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.4.      Sale and Lease-back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 10.5.      Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a Person) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in, any other Person (each, an “Investment”), except:

(a)            Guarantees created under the Note Documents;

(b)            Permitted Investments;

(c)            Investments in any Obligor;

(d)            Cash and Cash Equivalents and Investments that were Cash and Cash Equivalents when made;

(e)            Investments resulting from deposits referred to in Sections 10.2 and any exercise of the Cure Right; and

(f)            so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, additional Investments in any Obligor to the extent made with the proceeds of equity capital contributions (other than proceeds received as a result of the exercise of Cure Rights pursuant to Section 12.5) to the Company.

Section 10.6.      Mergers, Consolidations, Sales of Assets and Acquisitions.

(a)            Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law; provided, that (i) an Obligor (other than the Company or Parent) may merge, consolidate, or amalgamate with another Obligor (including the Company or Parent) and (ii) so long as no Default or Event of Default has occurred and is continuing, the Company and the Parent may (or cause to) wind-up, liquidate or dissolve any Subsidiary; provided that (A) (y) the Company reasonably determines such entity to be defunct or non-operational, or otherwise no longer material to the business of the Obligors (taken as a whole) and (B) any property or assets of such entity are transferred to an Obligor prior to such wind-up, liquidation or dissolution; and

(b)            Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing) other than Permitted Dispositions.

Section 10.7.      Dividends and Distributions. Make any Restricted Payment other than Permitted Restricted Payments.

Section 10.8.      Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction, taken as a whole, is upon fair and reasonable terms not less favorable to such Obligor than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate.

Section 10.9.      Business of the Company. (a) Engage in any business or activity if, as a result, the general nature of the business in which such Obligor would then be engaged would be substantially changed from the general nature of the business in which such Obligor, is engaged on the date of this Agreement as described in the Disclosure Documents, and (b) permit the Parent to have, any material liabilities (other than liabilities arising under the Note Documents), own any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries).

Section 10.10.     Limitation on Modifications or Prepayments of Indebtedness; Modifications of Certificate of Incorporation, By-laws and Certain Other Agreements; Etc.

(a)            Amend, supplement, waive or modify, or permit the amendment, supplement, waiver or modification of, in any manner materially adverse to the holders of the Notes, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the holders of the Notes), the Organizational Documents of any Obligor;

(b)            Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness (other than the Notes) of any Obligor or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness of any Obligor;

(c)            Enter into any agreement or instrument that by its terms restricts, (i) in the case of any Subsidiary, the payment of dividends or distributions or the making of cash advances by such Subsidiary to any Obligor that is a direct or indirect parent of such Subsidiary or, (ii) the granting of Liens by the Obligors pursuant to the Security Documents, in each case, other than those arising under any Note Document and, except, in each case, restrictions existing by reason of applicable law;

(d)            Without the prior written consent of the Required Holders, amend, supplement, waive or modify, or permit the amendment, supplement, waiver or modification of, in any manner materially adverse to the holders of the Notes, the Material Contracts.

Section 10.11.      Financial Covenants.

(a)            Minimum Asset Coverage Ratio. For any Test Period, permit the Asset Coverage Ratio on each Quarterly Date to be less than 1.25:1.00 for the related Test Period.

(b)            Minimum Liquidity. Permit the Liquidity of the Obligors on a date to be less than the Required Liquidity Amount more than once per each fiscal quarter or permit the projected Liquidity of the Obligors to be less than the Required Liquidity Amount in any Cash Flow Forecast delivered hereunder; provided however, if the difference between such Liquidity and the Required Liquidity Amount is less than $1,000,000, the Obligors shall be permitted two (2) Business Days to cure such difference and in each case, provide the holders of Notes with notice with respect to any failure to meet the Required Liquidity Amount.

(c)            ESG Covenant. On or prior to the Maturity Date (or, in any event, prior to the Notes becoming due and payable in full, either as a result of a prepayment or an acceleration as a result of an Event of Default), the Company shall use commercially reasonable efforts to achieve the ESG KPI Goals. In the event any KPI Goal is not achieved by the Maturity Date (or such other date prior to the Notes becoming due and payable in full, either as a result of a prepayment or an acceleration as a result of an Event of Default), the Company shall pay to each holder of a Note the fee set forth in Section 8.1(b) (it being understood that a failure to achieve such goals shall not be considered an Event of Default hereunder).

Section 10.12.      Bank Accounts. Maintain any bank account or similar account with any financial institution that is not subject to a Control Agreement.

Section 10.13.      Special Purpose Entity. Fail to at all times (a) maintain entity records and books of account separate from those of any other entity which is an Affiliate of any Obligor, (b) act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses, (c) conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts), and (d) comply in all material respects with the terms of its certificate of formation and limited liability company agreement (or similar constituent documents).

Section 10.14.      Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Obligor (a) to pay dividends or to make any other distribution on any shares of Equity Interests of such Obligor, (b) to pay or prepay or to subordinate any Indebtedness owed to any Obligor, (c) to make loans or advances to any Obligor or (d) to transfer any of its property or assets to any other Obligor; provided that nothing in any of clauses (a) through (d) of this Section 10.14 shall prohibit or restrict compliance with:

(i)              the Note Documents;

(ii)             any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(iii)            in the case of clause (d), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Lien permitted under Section 10.2 (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto; and

(iv)           customary restrictions in contracts that prohibit the assignment of such contract.

Section 10.15.      Limitation on Negative Pledge. Enter into, incur or permit to exist, or permit any Obligor to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Obligor to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except under this Agreement and the other Note Documents, other than (i) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (ii) customary provisions in leases restricting the assignment or sublet thereof, (iii) customary restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business and (iv) customary restrictions imposed by the terms of a Lien otherwise permitted under Section 10.2 so long as such restrictions relate only to the specific asset subject to such permitted Liens under Section 10.2 and are not created for the purpose of avoiding the restrictions imposed by this Section 10.15.

Section 11.         Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)            any Obligor defaults in the payment of any principal, the ESG KPI Fee or Redemption Premium, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)            any Obligor defaults in the payment of any interest on any Note or in the payment of any Fee (other than the ESG KPI Fee) or other amount (other than an amount referred to in Section 11(a)) due under any Note Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days or more; or

(c)            any Obligor defaults in the performance of or compliance with any term contained in Section 7.1(j)(i), Section 9.1(a), Section 9.6 or in Section 10 (with respect to Section 10.11, subject to exercise of the Cure Right in accordance with Section 12.5); or

(d)            any Obligor defaults in the performance of or compliance with any term contained in Section 7.1(g) and such default is not remedied within five (5) Business Days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)            any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b), (c) or (d)) and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(e)); or

(f)            any representation or warranty made by any Obligor in any Note Document, or any representation, warranty or certification of any Obligor contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Note Document, shall prove to have been false or misleading in any material respect when so made or furnished by such Obligor; provided that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by “materiality,” “Material Adverse Effect” or similar language in the text thereof; or

(g)            (i) the occurrence of any default by the Obligors under any Material Indebtedness that results in such Material Indebtedness becoming due prior to its scheduled maturity or requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (with all applicable grace periods having expired); or (ii) the occurrence of any payment default by any Obligor under any Material Indebtedness that enables or permits (with all applicable grace periods having expired) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Obligor or of a substantial part of the property or assets of any Obligor under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Obligor or for a substantial part of the property or assets of such Obligor, or (iii) the winding-up or liquidation of any Obligor; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)            any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (i) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Obligor or for a substantial part of the property or assets of such Obligor, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) admit in writing its inability or fail generally to pay its debts as they become due; or

(j)            the failure by any Obligor to pay one or more final judgments aggregating in excess of $500,000 (net of any amounts which are covered by insurance or bonded) which judgments are not vacated, discharged or effectively waived or stayed for a period of thirty (30) consecutive days from the entry thereof, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Obligors to enforce any such judgment; or

(k)            if, at any time, an ERISA Event occurs and any such ERISA Event or ERISA Events either individually or together with any other such event or events, could reasonably be expected to result in a Material Adverse Effect; or

(l)            (i) any Note Document, for any reason, shall cease to be, or shall be asserted in writing by the Company not to be, a legal, valid and binding obligation of any party thereto, or (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is material to the Company on a consolidated basis shall cease to be, or shall be asserted in writing by the Company not to be, a valid and perfected first priority security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby; or

(m)            (i) any material provision of any Material Contract is declared in a final judgment by a court of competent jurisdiction to be illegal or unenforceable as against any Obligor or any counterparty to such Material Contract, (ii) any Material Contract ceases to be valid and binding as against any Obligor or any counterparty to such Material Contract or in full force and effect as against any Obligor or any counterparty to such Material Contract (in each case, except in accordance with its terms and not related to any default thereunder), (iii) any Material Contract is repudiated in writing by any Obligor or (iv) any Material Contract terminates or expires other than in the case of expiration of a Material Contract in accordance with its terms; and, any such event or events described in clauses (i) through (iv) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or;

(n)            the occurrence of a default by any counterparty under a Material Contract if such default could reasonably be expected to result in a Material Adverse Effect ; or

(o)            any Obligor is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than forty-five (45) consecutive days; or

(p)            any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than forty-five (45) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Obligor; or

(q)            the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Obligor for more than forty-five (45) consecutive days, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Effect.

Section 12.         Remedies on Default, Etc.

Section 12.1.      Acceleration. (a) If an Event of Default with respect to any Obligor described in Sections 11(h) or (i) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)            If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder of a Note or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

(c)            If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(d)            Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Redemption Premium determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Redemption Premium by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.      Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder of a Note by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or other Note Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.      Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Redemption Premium, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Redemption Premium, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.      No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of a Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or any other Note Document upon any holder of a Note thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to each holder of a Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder of a Note incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 12.5.      Right to Cure. Notwithstanding anything to the contrary contained in this Section 12, in the event that the Company fails to comply with the Financial Covenants on any calculation date, the Company shall have the right, on or after such calculation date and on or prior to the tenth (10th) Business Day following the calculation date to effect a cure of such failure by receiving an additional equity investment in the form of a cash equity contribution from a shareholder to the Company or the Parent deposited in a deposit or securities account subject to a Control Agreement in an amount equal to the Cure Amount (collectively, the “Cure Right”) and upon the receipt by the Company or the Parent of the Cure Amount, the Financial Covenant shall be recalculated; provided that such pro forma adjustment shall be made solely for the purpose of curing the failure to comply with the Financial Covenant with respect to each (x) Test Period that includes the Test Quarter, in the case of Section 7.1(a) or (y) day, in the case of Section 7.1(b), for which such Cure Right was exercised and not for any other purpose under any Note Document. If, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the requirements of the Financial Covenants, the Company shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant calculation date with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants (and any related Default or Event of Default as a result of such breach or default) that had occurred shall be deemed cured. Notwithstanding anything herein to the contrary, the Cure Right shall not be exercised more than one (1) time during any consecutive four fiscal quarters and not more than three (3) times over the term of this Agreement.

Section 13.         Registration; Exchange; Substitution of Notes.

Section 13.1.      Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder of a Note thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to the Collateral Agent and any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes, as well as the aggregate principal amount of Notes held by each registered holder. The Collateral Agent shall be entitled to conclusively rely upon the register of holders provided to it pursuant to this Section 13.1.

Section 13.2.      Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder of a Note thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder of a Note may request and shall be substantially in the form of Schedule B. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of a Note of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3.      Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)            in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if such holder of a Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)            in the case of mutilation, upon surrender and cancellation thereof,

within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.         Payments on Notes.

Section 14.1.      Place of Payment. Subject to Section 14.2, payments of principal, Redemption Premium, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Company or that of its agent appointed for such purposes (as notified in writing to each holder of a Note at least ten (10) Business Days in advance of any Payment Date and the Maturity Date) in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.      Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Redemption Premium, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose in the register, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 15.         Expenses, Etc.

Section 15.1.      Transaction Expenses. Whether or not the Transactions are consummated, the Company will pay (a) all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees of a single special counsel to the Purchasers and, if reasonably required by the Required Holders, a single local counsel in any relevant jurisdiction) incurred by the Purchasers, each other holder of a Note and the Collateral Agent in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Note Document (whether or not such amendment, waiver or consent becomes effective) and (b) all costs and expenses incurred by the Purchasers, each other holder of a Note and the Collateral Agent (x) in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Note Document, or by reason of being any holder of a Note, (y) in connection with the insolvency or bankruptcy of any Obligor or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any other Note Document, including financial advisors’ fees and (z) in connection with the initial filing of this Agreement and all related documents and financial information with the SVO. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder of a Note in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder of a Note or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company. This Section 15.1 shall not apply in respect of Taxes.

Section 15.2.      Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any other Note Document or the execution and delivery or the enforcement of any of the Notes in the United States or any other jurisdiction where any Obligor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Note Document or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3.      Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Note Document or the Notes, and the termination of this Agreement.

Section 16.         Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Notes and the other Note Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the other Note Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.         Amendment and Waiver.

Section 17.1.      Requirements. This Agreement, the Notes and the other Note Documents may be amended, and the observance of any term hereof, of the Notes or of any other Note Document may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)            no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b)            no amendment or waiver may, without the written consent of each Purchaser and each holder of a Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Redemption Premium, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20, or (iv) amend the definition of the terms “Required Holders,” “Super-Majority Holders,” or any other provision hereof or of any other Note Document specifying the number or percentage of holders of Notes required to waive, amend or modify any rights hereunder or under any other Note Document or make any determination or grant any consent hereunder or under any other Note Document;

(c)            with the written consent of all of the holders which shall have become obligated to purchase Notes (and not without the written consent of all such holders of Notes), any of the provisions of Sections 2.1 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Notes or the terms and provisions of such Notes;

(d)            Section 8.6 may be amended or waived only with the written consent of the Company and the Super-Majority Holders; and

(e)            release all or substantially all the Collateral, without the prior written consent of each Purchaser and each holder of a Note;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent hereunder or under the other Note Documents without the prior written consent of the Collateral Agent.

Section 17.2.      Solicitation of Holders of Notes.

(a)            Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder of a Note to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)            Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of a Note of any waiver or amendment of any of the terms and provisions hereof, of any Note or any other Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder of a Note did not consent to such waiver or amendment.

(c)            Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates (either pursuant to a waiver under Section 17.1(d) or subsequent to Section 8.6 having been amended pursuant to Section 17.1(d)), in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3.      Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of a Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder, under any Note or any other Note Documents shall operate as a waiver of any rights of any holder of such Note.

Section 17.4.      Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of Notes of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Note Documents, or have directed the taking of any action provided herein or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.         Notices.

Except to the extent otherwise provided in Section 7.2, all notices and communications provided for hereunder shall be in writing and sent (a) by e-mail (if e-mail address is provided by the applicable party) with no mail undeliverable notice, or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(i)            if to any Purchaser or its nominee, to such Purchaser or nominee at the address or e-mail address specified for such communications in the Purchaser Schedule, or at such other address or e-mail address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)            if to any other holder of any Note, to such holder of a Note at such address or e-mail address as such other holder of a Note shall have specified to the Company in writing, or

(iii)            if to the Company, to:

Blue Apron, LLC

28 Liberty Street, 28th Floor

New York, New York 10005

Attention: Randy Greben

Chief Financial Officer and Treasurer

Telephone: (347) 719-4312

Email: randy.greben@blueapron.com

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

1 New York Plaza

New York, NY 10004

Attention: Mark Hayek

Telephone: (212) 859 8890

Email: mark.hayek@friedfrank.com

or at such other address as the Company shall have specified to each holder of a Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19.      Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of a Note from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.      Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Obligors in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Obligors, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Obligors or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of a Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Note Documents. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder of a Note under this Agreement or requested by such holder of a Note (other than a holder of a Note that is a party to this Agreement or its nominee), such holder of a Note will enter into an agreement with the Company embodying this Section 20. Each holder acknowledges that certain information provided pursuant to this Agreement may constitute “material non-public information” within the meaning of the U.S. securities laws.

In the event that as a condition to receiving access to information relating to the Obligors in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through a secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder of a Note and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21.      Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of a Note under this Agreement.

Section 22.      Miscellaneous.

Section 22.1.      Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and permitted assigns (including any subsequent holder of a Note) whether so expressed or not, except that the Company shall not assign or otherwise transfer any of its rights or obligations hereunder, under the Notes or under any Note Document without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement. Any corporation or other company into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or other company resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation or other company succeeding to the business of the Collateral Agent shall be the successor of the Collateral Agent hereunder and under the Note Documents without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

Section 22.2.      Payments and Other Deliverables Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; (y) any payment of principal of or Redemption Premium on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day and (z) to the extent any report, certificate or other deliverable due pursuant to this Agreement or the Notes would otherwise be due on a day that is not a Business Day, such report, certificate or other deliverable will instead be due on the next succeeding Business Day.

Section 22.3.      Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.4.      Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5.      Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6.      Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature” and words of like import in this Agreement relating to the execution and delivery of this Agreement and any documents to be delivered in connection herewith shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 22.7.      Governing Law. This Agreement, the other Note Documents and any dispute or controversy arising out of or relating to this Agreement and the other Note Documents shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8.      Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each of the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)            The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)            The Company consents to process being served by or on behalf of any holder of a Note in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder of a Note shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)            Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)            THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 22.9.      Release of Liens(a)      . In the event that the Company conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets (including the Equity Interests of any of its Subsidiaries) in a transaction not prohibited by the Note Documents, the Collateral Agent shall promptly (and the holders of the Notes hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Company and at the Company’s expense to release any Liens created by any Note Document in respect of such Equity Interests or assets that are the subject of such disposition. Any representation, warranty or covenant contained in any Note Document relating to any such Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or assets are so conveyed, sold, leased, assigned, transferred or disposed of.

Section 23.      Guarantee.

Section 23.1.      Guarantee. Each Guarantor hereby guarantees to each holder of a Note at any time outstanding the prompt payment in full, in Dollars, when due (whether at stated maturity, by acceleration, by mandatory or optional prepayment or otherwise) of (i) the principal of and Redemption Premium (if any) and interest on the Notes (including interest on any overdue principal and Redemption Premium (if any)), and (ii) all other amounts from time to time owing by the Company under the Note Documents to any Secured Party (such payments being herein collectively called the “Guaranteed Obligations”). Each Guarantor hereby further agrees that if the Company shall default in the payment of any of the Guaranteed Obligations (after giving effect to all applicable grace and cure periods), such Guarantor will (x) promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, by mandatory or optional prepayment or otherwise) in accordance with the terms of such extension or renewal and (y) pay to the holder of a Note such amounts, to the extent lawful, as shall be sufficient to pay the costs and expenses of collection or of otherwise enforcing any of such holder of a Note’s rights under the Note Documents, including reasonable counsel fees. All obligations of the Guarantors under this Section 23.1 shall survive the transfer of any Note and any obligations of the Guarantors under this Section 23.1 with respect to which the underlying obligation of the Company is expressly stated to survive payment of any Note. All obligations of the Guarantors under this Section 23.1 shall be joint and several.

Section 23.2.      Obligations Unconditional.

(a)            The obligations of the Guarantors under Section 23.1 constitute a present and continuing guaranty of payment and not collectability and are absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under the Note Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than the payment in full of the Guaranteed Obligations. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

(i)            any amendment, supplement or modification of any provision of any Note Document or any assignment or transfer thereof, including the renewal or extension of the time of payment of any of the Notes or the granting of time in respect of such payment thereof, or of any furnishing or acceptance of security or any additional guarantee or any release of any security or guarantee so furnished or accepted for any of the Notes;

(ii)            any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of any Note Document, or any exercise or non-exercise of any right, remedy or power in respect hereof or thereof;

(iii)            any bankruptcy, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to the Company or any other Person or the properties or creditors of any of them;

(iv)            the occurrence of any Default or Event of Default under, or any invalidity or any unenforceability of, or any misrepresentation, irregularity or other defect in, the Note Documents or any other agreement;

(v)            any transfer of any assets to or from the Company, including any transfer or purported transfer to the Company from any Person, any invalidity, illegality of, or inability to enforce, any such transfer or purported transfer, any consolidation, merger or amalgamation of the Company with or into any Person, any change in the ownership of any equity interests of the Company, or any change whatsoever in the objects, capital structure, constitution or business of the Company;

(vi)            any default, failure or delay, willful or otherwise, on the part of the Company or any other Person to perform or comply with, or the impossibility or illegality of performance by the Company or any other Person of, any term of any Note Document or any other agreement;

(vii)            any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, the Company or any other Person for any reason whatsoever, including any suit or action in any way attacking or involving any issue, matter or thing in respect of any Note Documents or any other agreement;

(viii)            any lack or limitation of status or of power, incapacity or disability of the Company or any trustee or agent thereof; or

(ix)            any other thing, event, happening, matter, circumstance or condition whatsoever (other than the payment in full of the Guaranteed Obligations), not in any way limited to the foregoing.

(b)            Each Guarantor hereby unconditionally waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that any holder of a Note exhaust any right, power or remedy against the Company under any Note Document or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(c)            In the event that any Guarantor shall at any time pay any amount on account of the Guaranteed Obligations or take any other action in performance of its obligations hereunder, such Guarantor shall not exercise any subrogation or other rights under the Note Documents or under the Notes and each Guarantor hereby waives all rights it may have to exercise any such subrogation or other rights, and all other remedies that it may have against the Company, in respect of any payment made hereunder unless and until the Guaranteed Obligations shall have been indefeasibly paid in full. If any amount shall be paid to any Guarantor on account of any such subrogation rights or other remedy, notwithstanding the waiver thereof, such amount shall be received in trust for the benefit of the holders of the Note and shall forthwith be paid to such holder of a Note to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. Each Guarantor agrees that its obligations under this Section 23 shall be automatically reinstated if and to the extent that for any reason any payment (including payment in full) by or on behalf of the Company is rescinded or must be otherwise restored by any holder of a Note, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

(d)            If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing and such acceleration (and the effect thereof on the Guaranteed Obligations) shall at such time be prevented by reason of the pendency against the Company or any other Person of a case or proceeding under a bankruptcy or insolvency law, each Guarantor agrees that, for purposes of the guarantee in this Section 23.2 and such Guarantor’s obligations under this Agreement, the maturity of the principal amount of the Notes shall be deemed to have been accelerated (with a corresponding effect on the Guaranteed Obligations) with the same effect as if the holders of the Notes had accelerated the same in accordance with the terms of this Agreement, and such Guarantor shall forthwith pay such principal amount, any interest thereon, any Redemption Premium and any other amounts guaranteed hereunder without further notice or demand.

(e)            The guarantee in this Section 23 is a continuing guarantee and shall apply to the Guaranteed Obligations whenever arising. Each default in the payment or performance of any of the Guaranteed Obligations shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs.

Section 23.3.      Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 23 constitutes an instrument for the payment of money, and consents and agrees that any holder of a Note, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

Section 23.4.      General Limitation on Guarantee Obligations. In any action or proceeding involving any state or provincial corporate law, or any foreign, state, provincial or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Section 23 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 23, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any holder of a Note or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 23.5.      Additional Guarantor. With respect to any Person that becomes a Subsidiary of the Parent, promptly and in any event within 10 (ten) Business Days thereafter, such new Subsidiary shall become a “Guarantor” and execute and deliver a Guarantor Joinder Agreement, substantially in the form of Exhibit C.

Section 24.      The Agents.

Section 24.1.      Appointment and Authority.

(a)            Each of the Purchasers and each of the holders of Notes irrevocably appoint The Bank of New York Mellon Trust Company, N.A. to act on its behalf as the Collateral Agent under the Note Documents, authorizes and directs the Collateral Agent to execute and perform each Note Document to which it is to be a party, and each of the Purchasers and each of the holders of Notes hereby irrevocably appoint and authorize the Collateral Agent to act as the agent of such holder of a Note for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Company to secure the Company’s obligations hereunder, under the Notes and under the Note Documents, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, in such capacity, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 24.4 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Required Holders, shall be entitled to the benefits of all provisions of this Section 24 (including Section 24.8) as though the Collateral Agent, or such co-agents, sub-agents and attorneys-in-fact, were expressly referred to in such provisions.

(b)            Except as provided expressly to the contrary herein, the provisions of this Section 24 are solely for the benefit of the Collateral Agent, any appointees thereof and the holders of Notes and the Company shall not have rights as a third-party beneficiary of any of such provisions except as expressly provided to the contrary herein.

Section 24.2.      Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Note Documents. Without limiting the generality of the foregoing, no Agent:

(a)            shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)            shall be required to risk, expend or advance its own funds;

(c)            shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that such Agent is required to exercise as directed in writing by the Required Holders, and each such discretionary action shall be read as being at the direction of the Required Holders (or such other number or percentage of the holders of Notes as shall be expressly provided for herein or in the other Note Documents), whether or not expressly stated therein; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Note Document or applicable law;

(d)            shall, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity;

(e)            shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Holders (or such other number or percentage of the holders of Notes as shall be expressly provided for herein or in the other Note Documents) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct (to the extent found in a final, non-appealable judgment by a court of competent jurisdiction);

(f)            shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document, or the creation, perfection, continuation or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent;

(g)            shall be deemed to have knowledge of any Default or Event of Default unless and until actual written notice describing such Default or Event of Default is given to a Responsible Officer of such Agent by the Company or any holder of a Note;

(h)            shall be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the respective Agent has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(i)            shall be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, pandemics, public health emergencies and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the respective Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 24.3.      Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Collateral Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement or any Note Document and delivered using Electronic Means; provided, however, that the Company and/or the Obligors, as applicable, shall provide to the Collateral Agent an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company and/or the Obligors, as applicable whenever a person is to be added or deleted from the listing. If the Company and/or the Obligors, as applicable, elect to give the Collateral Agent Instructions using Electronic Means and the Collateral Agent in its discretion elects to act upon such Instructions, the Collateral Agent’s understanding of such Instructions shall be deemed controlling. The Company and the Obligors understand and agree that the Collateral Agent cannot determine the identity of the actual sender of such Instructions and that the Collateral Agent shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Collateral Agent have been sent by such Authorized Officer. The Company and the Obligors shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Collateral Agent and that the Company, the Obligors and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company and/or the Obligors, as applicable. The Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company and the Obligors agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Collateral Agent, including without limitation the risk of the Collateral Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Collateral Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company and/or the Obligors, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Collateral Agent immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 24.4.      Delegation of Duties. Any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub-agents appointed by such Agent and shall not be liable for the actions or inactions of such sub-agents selected by it with due care. Any Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 24 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 24.5.      Resignation of the Agents. Any Agent may at any time give notice of its resignation to the holders of Notes and the Company. Upon receipt of any such notice of resignation, the Required Holders shall have the right to appoint a successor with the consent of the Company (not to be unreasonably conditioned, withheld or delayed) (unless an Event of Default shall have occurred and be continuing, in which case no consent of the Company shall be required), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Holders or the Company and shall not have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Note Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Note Documents, the retiring Collateral Agent shall continue to hold such collateral security, as bailee, at the expense of the Company, until such time as a successor Collateral Agent is appointed) and (b) the Company and the holders of Notes agree that in no event shall the retiring Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives have any liability to the Company, holders of Notes or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Note Documents (if not already discharged therefrom as provided above in this Section 24.5). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation or removal hereunder and under the other Note Documents, the provisions of this Section 24 (including Section 24.8) and Section 15 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 24.6.      Non-Reliance on the Agents and holders of Notes. Each holder of a Note acknowledges that it has, independently and without reliance upon any Agent or any other holder of a Note or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each holder of a Note also acknowledges that it will, independently and without reliance upon any Agent or any other holder of a Note or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or any related agreement or any document furnished hereunder or thereunder.

Section 24.7.      Collateral Matters. Each holder of a Note irrevocably authorizes the Collateral Agent to release Liens and security interests created by the Note Documents in accordance with Section 22.9. Upon request by the Collateral Agent, at any time, each holder of a Note will confirm in writing such Agent’s authority provided for in the previous sentence.

Section 24.8.      Indemnification.

(a)            Without limiting the obligations of the Company under Section 15, the Company and each Guarantor, jointly and severally, agrees to indemnify and hold harmless the Collateral Agent and any of its directors, officers, employees or agents, on demand, from and against any and all liabilities, Taxes (other than income taxes), obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, charges or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it (regardless of whether the party asserting any claim against the Collateral Agent is the Company, a holder of a note, or any other Person), including the reasonable fees and expenses of legal counsel, in its capacity as Collateral Agent or any of them in any way relating to or arising out of this Agreement (including enforcement of this Section 24.8) or any other Note Document or any action taken or omitted by it or any of them under this Agreement or any other Note Document; provided that neither the Company nor any Guarantor shall be liable to the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from the gross negligence or willful misconduct of the Collateral Agent or any of its respective directors, officers, employees or agents, as applicable.

(b)            Each holder of a Note agrees (i) to reimburse the Collateral Agent, on demand, in the amount of its pro rata share of any reasonable expenses incurred for the benefit of the holders of Notes by the Collateral Agent, as applicable, including reasonable and documented counsel fees and compensation of agents and employees paid for services rendered on behalf of the holders of Notes which shall not have been reimbursed by the Company (and without limiting the Company’s obligations to reimburse such amounts to the extent set forth in Section 15) and (ii) to indemnify and hold harmless the Collateral Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Collateral Agent or any of them in any way relating to or arising out of this Agreement (including enforcement of this Section 24.8) or any other Note Document or any action taken or omitted by it or any of them under this Agreement or any other Note Document, to the extent the same shall not have been reimbursed by the Company (and without limiting the Company’s obligations to reimburse such amounts to the extent set forth in Section 15); provided that no holder of a Note shall be liable to the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from the bad faith, gross negligence or willful misconduct of the Collateral Agent or any of its directors, officers, employees or agents, as applicable; provided, further, that it is understood and agreed that any action taken by the Collateral Agent or any of its directors, officers, employees or agents in accordance with the directions of the Required Holders shall not be deemed to constitute gross negligence or willful misconduct for purposes of the immediately preceding proviso. This Section 24.8(b) shall survive termination of this Agreement, and the resignation or removal of the Collateral Agent.

[Signature Pages Follow]

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you, the Company and the Collateral Agent.

Very truly yours,

BLUE APRON, LLC
as Company

By:	/s/ Randy J. Greben
Name: Randy J. Greben
Title: Treasurer

BLUE APRON HOLDINGS, INC.,
as Parent and as Guarantor

By:	/s/ Randy J. Greben
Name: Randy J. Greben
Title: Chief Financial Officer and Treasurer

BAW HOLDCO I, LLC,
as Guarantor

By:	/s/ Randy J. Greben
Name: Randy J. Greben
Title: Treasurer

[Signature Page to Note Purchase Agreement]

BAW HOLDCO II, LLC,
as Guarantor

By:	/s/ Randy J. Greben
Name: Randy J. Greben
Title: Treasurer

BAW HOLDCO III, LLC,
as Guarantor

By:	/s/ Randy J. Greben
Name: Randy J. Greben
Title: Treasurer

BAW, INC.,
as Guarantor

By:	/s/ Randy J. Greben
Name: Randy J. Greben
Title: Treasurer

BN RANCH, LLC,
as Guarantor

By:	/s/ Randy J. Greben
Name: Randy J. Greben
Title: Treasurer

[Signature Page to Note Purchase Agreement]

BLUE APRON MARKET, LLC,
as Guarantor

By:	/s/ Randy J. Greben
Name: Randy J. Greben
Title: Treasurer

[Signature Page to Note Purchase Agreement]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
solely in its capacity as Collateral Agent and not individually

By:	/s/ Ann Cung
Name: Ann Cung
Title: Vice President

[Signature Page to Note Purchase Agreement]

This Agreement is hereby
accepted and agreed to as
of the date hereof.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	Allianz Global Investors U.S. LLC
As the authorized signatory and investment manager

By:	/s/ Charles J. Dudley
Name: Charles J. Dudley
Title: Managing Director

[Signature Page to Note Purchase Agreement]

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accounts Receivable” means all rights of the Obligors to payment for goods sold, leased or otherwise disposed of in the ordinary course of business and all rights of the Company to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

“Adjusted Eligible Collateral” means, at any time of calculation corresponding to a Test Period, an amount equal to (but not less than zero):

(a)            until the Company delivers to the holders an initial Asset Valuation, the sum of (i) the product of (A) 75% multiplied by (B) the Accounts Receivables of the Obligors during such Test Period plus (ii) the product of (A) 50% multiplied by (B) the Inventory of the Obligors as of the end of such Test Period plus (iii) the Qualified Cash as of the end of such Test Period; and

(b)            after the Company delivers to the holders an Asset Valuation:

(i)            if the Asset Valuation has been delivered within ninety (90) days of the time of calculation, the sum of (x) the product of (A) 75% multiplied by (B) the Accounts Receivables of the Obligors during such Test Period plus (y) the aggregate value set forth in the Asset Valuation plus (z) the Qualified Cash as of the end of such Test Period; and

(ii)            if the Asset Valuation has been delivered more than ninety (90) days prior to the time of calculation, the sum of (x) the product of (A) 75% multiplied by (B) the Accounts Receivables of the Obligors during such Test Period plus (y) the product of (A) the sum of the book value of Inventory and PP&E as of the end of such Test Period multiplied by (B) Asset Valuation Discount plus (z) the Qualified Cash as of the end of such Test Period.

“Adjusted Interest Rate” is defined in Section 1.3.

“Affiliate” means, of any specified Person, any other Person who directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agents” means the Collateral Agent and any successor thereto.

“Agreement” means this Note Purchase Agreement, including all Schedules and Exhibits attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Appraiser” means any of the appraisers listed on Schedule C and any other appraiser reasonably acceptable to the Required Holders.

“Asset Coverage Ratio” means, for any period, the ratio of (a) the aggregate amount of Adjusted Eligible Collateral to (b) the aggregate outstanding principal amount of Notes at such time.

“Asset Valuation” means the probable price of the Obligors’ properties, assets and inventory if such property, assets and inventory were sold under forced sale conditions or under a financial distressed scenario, in each case as determined by the Appraiser.

“Asset Valuation Discount” means, for any period, the ratio of (a) the most recent Asset Valuation available for each of PP&E and Inventory to (b) the book value of such PP&E and such Inventory.

“Authorized Officers” is defined in Section 6.2(e).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Case Model” means the Company’s financial model dated April 19, 2022, entitled “FY22-FY24 Project Bullion Financial Forecast (Allianz Q1 Update),” delivered to each Purchaser prior to the Closing Date.

“BIS” means the U.S. Department of Commerce’s Bureau of Industry and Security.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

Schedule A-2
(to Note Purchase Agreement)

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation and any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the manager or managers thereof or any controlling committee of managers or members thereof and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Budget Disbursements” mean, in any period, the Company’s operating disbursements and capital expenditures.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time, be required to be capitalized on a balance sheet prepared in accordance with GAAP as of such date.

“Capital Stock” means:

(a)            in the case of a corporation, corporate stock;

(b)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)            in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash and Cash Equivalents” means:

(a)            Marketable securities issued by the U.S. Government and supported by the full faith and credit of the U.S. Treasury, either by statute or an opinion of the Attorney General of the United States;

(b)            Marketable debt securities issued by U.S. Government-sponsored enterprises, U.S. Federal agencies, U.S. Federal financing banks, and international institutions whose capital stock has been subscribed for by the United States;

(c)            Certificates of Deposit, Time Deposits, and Bankers Acceptances of any bank or trust company incorporated under the laws of the United States or any state, provided that, at the date of acquisition, such investment, and/or the commercial paper or other short term debt obligation of such bank or trust company has a short-term credit rating or ratings from Moody’s and/or S&P, each at least P-1 or A-1;

Schedule A-3
(to Note Purchase Agreement)

(d)            money, currency or a credit balance in deposit accounts with any bank that is insured by the Federal Deposit Insurance Corporation and whose long-term obligations are rated A3 or better by Moody’s and/or A- or better by S&P;

(e)            Commercial paper of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition is rated by Moody’s and/or S&P, provided each such credit rating is least P-1 and/or A-1;

(f)            Money market mutual funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 and that at the time of such investment are rated Aaa by Moody’s and/or AAAm by S&P, including such funds for which an affiliate provides investment advice or other services;

(g)            Tax-exempt variable rate commercial paper, tax-exempt adjustable rate option tender bonds, and other tax-exempt bonds or notes issued by municipalities in the United States, having a short-term rating of “MIG-1” or “VMIG-1” or a long-term rating of “AA” (Moody’s), or a short-term rating of “A-1” or a long-term rating of “AA” (S&P);

(h)            Repurchase obligations with a term of not more than thirty (30) days, 102 percent (102%) collateralized, for underlying securities of the types described in clauses (a) and (b) above, entered into with any bank or trust company or its respective affiliate meeting the requirements specified in clause (c) above; and

(i)            Maturities on the above securities shall not exceed 365 days and all rating requirements and/or percentage restrictions are based on the time of purchase.

“Cash Flow Forecast” means a 13-week statement of the Company’s anticipated cash receipts and Budget Disbursements set forth on a weekly basis, including the anticipated uses of the proceeds from the Notes for such period and attached hereto as Exhibit E, as updated with the consent of the Required Holders from time to time.

“Change in Control” means the consummation of any transaction or series of transactions as a result of which (a) the Parent shall cease to own and control of record and beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, more than 100% of the voting power of the Voting Stock and economic interests represented by the issued and outstanding Equity Interests of the Company or (b) any shareholder or “group” (within the meaning of Section 13(d) of the Exchange Act of 1934) of shareholders of the Parent controls, directly or indirectly, more than 33% of the voting power of the then-outstanding shares of Voting Stock of the Parent (it being understood that any portion of such shareholder or “group” shall not be included for purposes of calculating the percentage of voting power it holds to the extent such shareholder or group’s ability to vote any such portion of Voting Stock beneficially owned thereby is subject to a contractual or other limitation requiring such Voting Stock to be voted in proportion to and in accordance with the other shareholders of the Parent); provided, further, however, that notwithstanding the foregoing, a Change in Control will not be deemed to have occurred under this definition if, prior to the consummation of any of the foregoing events described in this definition, the transaction is approved by the Required Holders.

Schedule A-4
(to Note Purchase Agreement)

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Closing Date Refinancing” means the repayment and discharge of all Indebtedness incurred pursuant to the Existing Credit Agreement and the termination and release of any security interests and guarantees in connection therewith.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time (except as otherwise provided herein).

“Collateral” means all the “Collateral” as defined in any Security Document.

“Collateral Agent” is defined in the first paragraph of this Agreement.

“Collateral Requirement” means the requirement that:

(a)            on the Closing Date, the Collateral Agent shall have received (i) from each Obligor a counterpart of the Security Agreement duly executed and delivered on behalf of the Obligors, (ii)  from each Obligor a counterpart of the Trademark Security Agreement duly executed and delivered on behalf of the Obligors, (iii) from each Obligor a counterpart of the Copyright Security Agreement duly executed and delivered on behalf of the Obligors, (iv) from each Obligor a counterpart of the Patent Security Agreement duly executed and delivered on behalf of the Obligors, (v) a Perfection Certificate and (iv) from any Obligor a counterpart of the Intercompany Subordination Agreement, duly executed and delivered on behalf of such Obligor;

(b)            on the Closing Date, and upon the occurrence of an event as described in Section 9.11 following the Closing Date, the Collateral Agent shall have received from the applicable Obligor a counterpart of written subordinations or waivers or estoppels or collateral access agreements, as the case may be, in form and substance satisfactory to the Collateral Agent;

(c)            upon the occurrence of an event as described in Section 9.12 following the Closing Date, the Collateral Agent shall have received from the applicable Obligor a duly executed Mortgage, in form and substance satisfactory to the Required Holders;

(d)            on the Closing Date, the Collateral Agent shall be the beneficiary of a pledge of all the issued and outstanding Equity Interests of the Obligors (other than the Parent) and of all assets of the Obligors set forth in the Security Agreement, and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a security interest over such Equity Interests satisfactory to the Collateral Agent;

Schedule A-5
(to Note Purchase Agreement)

(e)            on the Closing Date, and in the event any account is established after the Closing Date, the Collateral Agent shall have received from and Obligor a counterpart of the Control Agreement duly executed and delivered on behalf of such Obligor;

(f)            with respect to any Equity Interests of a Subsidiary acquired by an Obligor after the Closing Date, within thirty (30) days (or such longer period as may be agreed to by the Required Holders in their sole discretion) of such acquisition of Equity Interests, all such outstanding Equity Interests directly owned by such Obligor shall have been pledged in accordance with the Security Documents, and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a security interest over such Equity Interests reasonably satisfactory to the Collateral Agent; and

(g)            UCC financing statements naming each Obligor, as the case may be, as debtor and the Collateral Agent as secured party, in form appropriate for filing as may be necessary to perfect the security interests purported to be created by the Security Documents, covering the applicable Collateral which constitutes personal property (in each case, including any supplements thereto) shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording and, as of the Closing Date, Collateral Agent shall have received reasonably satisfactory evidence that all other actions necessary to perfect the security interests purported to be created by the Security Documents have been taken.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Obligor maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent, as amended, amended and restated, modified or supplemented from time to time

“Controlled Entity” means (a) any of the Subsidiaries of the Parent and any of their respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Copyright Security Agreement” means that certain copyright security agreement, by and among the Obligors and the Collateral Agent, dated as of the date hereof and as amended, amended and restated, modified or supplemented from time to time.

Schedule A-6
(to Note Purchase Agreement)

“Cure Amount” means the minimum amount which, if added to Qualified Cash for the calculation date in respect of which a Default under a Financial Covenant has occurred, would cause the Financial Covenant for such calculation date to be satisfied (it being understood and agreed that for purposes of calculating such amount no effect shall be given to any prepayment of Notes with such proceeds).

“Cure Right” is defined in Section 12.5.

“Current Value” is defined in Section 9.12.

“DBRS” means DBRS Morningstar, a division of Morningstar, Inc.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Note, that rate of interest per annum that is the 2.00% above the rate of interest then in effect as stated in clause (a) of the first paragraph of the Notes.

“Disclosure Documents” is defined in Section 5.13(a).

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts, (b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, (c) the early termination or modification of any contract resulting in the receipt by any Obligor of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification) or (d), any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Obligor.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to one hundred and eighty (180) days after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt or debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to one hundred and eighty (180) days after the Maturity Date.

Schedule A-7
(to Note Purchase Agreement)

“Disqualified Institution” means as of any date, (a) any Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Collateral Agent on or prior to the Closing Date and (b) any Person that is a competitor of any Obligor or any its respective Subsidiaries that has been designated by the Company as a “Disqualified Institution” by written notice to the Collateral Agent from time to time; provided that any Person that becomes a “Disqualified Institution” after the applicable trade date for an assignment or participation interest shall not apply to retroactively make such Person a “Disqualified Institution” with respect to such assignment or participation interest or any previously acquired assignment of or participation interest in the Notes; provided, however, that, in each case, “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Collateral Agent from time to time.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Collateral Agent, or another method or system specified by the Collateral Agent as available for use in connection with its services hereunder.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface, property or subsurface strata or sediment, and all other environmental media, and natural resources, including flora and fauna.

“Environmental Claim” means any and all actions, suits, demand letters, claims, Liens, notices of noncompliance or violation, notices of liability or potential liability, investigations by a Governmental Authority, judicial, administrative or arbitral proceedings, consent orders or consent agreements relating to any violation or alleged violation of an Environmental Law or the Release of, or human exposure to, any Hazardous Material.

“Environmental Law” means, collectively, all federal, state or local laws, including common law, statutes, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law governing (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health or safety, or natural resource damages and (b) the use, generation, handling, treatment, storage, Release, transportation or regulation of, or human exposure to, Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq.; the National Environmental Policy Act, 42 U.S.C. §§ 4321 et. seq.; the Migratory Bird Treaty Act, 16 U.S.C. §§ 703 et. seq.; and the Bald and Golden Eagle Protection Act, 16 U.S.C. §§ 668 et. seq., each as amended, and their state or local counterparts or equivalents.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

Schedule A-8
(to Note Purchase Agreement)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Obligors, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means, if at any time, (i) any Plan fails to comply with any material provision of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan, (ii) any Plan fails to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (iii) a notice of intent to terminate any Plan is or is reasonably expected to be filed with the PBGC or the PBGC institutes proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC notifies the Company that a Plan may become a subject of any such proceedings, (iv) the Company incurs or is reasonably expected to incur any liability pursuant to Title I of ERISA (other than routine claims for benefits) or the penalty or excise tax provisions of the Code relating to employee benefit plans, or the Company or any ERISA Affiliate incurs or is reasonably expected to incur any liability pursuant to Title IV of ERISA (other than for timely paid premiums to the PBGC), (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan in a complete withdrawal or a partial withdrawal, (vi) the Company or any ERISA Affiliate fails to make any required contribution to a Multiemployer Plan pursuant to Section 431 or 432 of the Code, (vii) any Multiemployer Plan is determined to be insolvent, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (viii) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder, (ix) a non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975(c) of the Code) occurs with respect to any Plan, or (x) any Plan is determined to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (xi) a “reportable event” occurs (within the meaning of Section 4043 of ERISA) for which notice thereof has not been waived pursuant to regulations as in effect on the date thereof.

“ESG KPI Fee” is defined in Section 8.1(b).

“ESG KPI Goals” means 90% of packaging for the Company’s meal kit boxes being recyclable, reusable, or compostable.

“ESG Report” means a quarterly environmental, social and governance report prepared by the Company and substantially in the form of Exhibit D.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” means all Indebtedness permitted to be incurred under Section 10.1.

Schedule A-9
(to Note Purchase Agreement)

“Existing Agent” means Blue Torch Finance LLC, a Delaware limited liability company.

“Existing Credit Agreement” means that certain credit agreement, dated as of October 16, 2020 (amended, amended and restated, modified or supplemented from time to time) among the Company, the Parent, the Guarantors, the Existing Agent and the lenders party thereto.

“Fees” means the fees payable hereunder.

“Financial Officer” of any Person means the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person, provided that, to the extent the Company does not have any such officer, a similar official of Parent may sign on behalf of the Company in the name of the Parent, as the Company’s sole member.

“Financial Covenants” means the covenants of the Company set forth in Section 10.11(a), (b) and (c).

“Fitch” means Fitch Ratings, Inc.

“Funds Flow Memorandum” means that certain funds flow memorandum detailing the proposed flow, and use, of the proceeds of the sale and issuance of the Notes on the Closing Date.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States of America as of the relevant calculation date.

“Gift Card Sponsorship Agreement” means the Gift Card Sponsorship Agreement, dated as of March 11, 2022, between the Company and Aspiration Carbon Reduction Gateway, LLC.

“Government Official” means any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office.

“Governmental Authority” means any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guaranteed Obligations” is defined in Section 23.1.

“Guarantors” means, collectively, the Parent and its Subsidiaries (other than the Company), and “Guarantor” means any one of them.

Schedule A-10
(to Note Purchase Agreement)

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including toxic or radioactive substances, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case to the extent subject to regulation or for which liability can be imposed under any Environmental Law.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” means the beneficial owner of such Note whose name and address appears in such register.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)            in respect of borrowed money;

(b)            evidenced by bonds, notes, debentures or similar instruments;

(c)            in respect of letters of credit, banker’s acceptances or other similar instruments (or reimbursement agreements in respect thereof);

(d)            representing Capital Lease Obligations; or

(e)            representing the balance deferred and unpaid of the purchase price of any property or services outstanding for more than ninety (90) days after the date such payment was due;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of a Note; provided, that notwithstanding the foregoing, no Disqualified Institution shall be considered an Institutional Investor.

Schedule A-11
(to Note Purchase Agreement)

“Instructions” is defined in Section 6.2(e) 24.3.

“Inventory” means all “inventory” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of the Obligors’ custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, rights under copyright licenses, patents, rights under patent licenses, trademarks, rights under trademark licenses and any applications for patents, trademarks and copyrights, domain names, technology, know-how and processes, trade secrets, recipes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by any Obligor in favor of the Collateral Agent for the benefit of the holders of Notes, in form and substance reasonably satisfactory to the Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Investment” is defined in Section 10.5.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, at any date of determination, Qualified Cash.

“Margin Stock” is defined in Regulation U.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Obligors taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, financial condition or results of operations of the Obligors, taken as a whole, (b) the rights and remedies of the Secured Parties under any Note Document or (c) the ability of the Obligors, taken as a whole, to perform their payment obligations or any other material obligations under any Note Document or Material Contract.

Schedule A-12
(to Note Purchase Agreement)

“Material Contract” means with respect to any Person, (a) any agreement (as amended, amended and restated, supplemented, or modified from time to time in accordance with this Agreement) as set forth in Schedule 5.23, (b) each contract or agreement (other than this Agreement) dated after the date hereof to which such Person or any of its Subsidiaries is or becomes a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more in any fiscal year (other than (i) purchase orders and any master agreements regarding such purchase orders in the ordinary course of the business of such Person or such Subsidiary, (ii) contracts for supply, marketing, technology, software and other ordinary course purchases of goods and services, (iii) contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than sixty (60) days’ notice (or in the case of contracts with automatic renewal provisions upon less than sixty (60) days’ notice of an auto-renewal date) without penalty or premium and (iv) contracts not material to the operation of the business of such Person or such Subsidiary and in respect of which any termination would not have any effect on the operation of the business of such Person or such Subsidiary) and (c) all other contracts or agreements (other than this Agreement) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means (x) with respect to any Obligor, any outstanding Indebtedness (other than the Notes) of any such Person in an aggregate principal amount equal to or greater than $500,000.

“Maturity Date” is defined in the first paragraph of each Note.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by an Obligor in favor of the Collateral Agent for the benefit of the Agents and the Holders of Notes, securing the obligations of the Obligors and delivered to the Collateral Agent, as amended, amended and restated, modified or supplemented from time to time

“Moody’s” means Moody’s Investor Service.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners.

“Net Proceeds” means:

(a)            (i) 100.0% of (ii)(A) the proceeds constituting Cash and Cash Equivalents paid and actually received by any Obligor (including any cash payments or payments consisting of Cash and Cash Equivalents paid and received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable and including casualty insurance settlements and condemnation awards, but only as and when paid and received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets) to any Person of, any asset or assets of any Obligor, other than Permitted Dispositions, net of (x) attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, required debt payments and required payments of other obligations (including swap breakage costs) relating to the applicable asset (other than pursuant hereto) and any cash reserve for adjustment in respect of the sale price of such asset established in accordance with GAAP, including pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and Taxes paid or payable as a result thereof; and

Schedule A-13
(to Note Purchase Agreement)

(b)            100.0% of the proceeds constituting Cash and Cash Equivalents from the incurrence, issuance or sale by any Obligor of any Indebtedness (other than Excluded Indebtedness), net of all Taxes and fees (including attorneys’ fees, accountants’ fees and investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Company or any of its Affiliates shall be disregarded.

“New Facility” is defined in Section 9.12.

“Note Documents” means this Agreement, each Note and the Security Documents.

“Notes” is defined in Section 1.1.

“Obligors” means, collectively, the Company and the Guarantors, and “Obligor” means any one of them.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. If any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar Government Official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such Government Official.

“Original Interest Rate” is defined in Section 1.3.

Schedule A-14
(to Note Purchase Agreement)

“Parent” means Blue Apron Holdings, Inc., a Delaware corporation.

“Patent Security Agreement” means that certain patent security agreement, by and among the Obligors and the Collateral Agent, dated as of the date hereof and as amended, amended and restated, modified or supplemented from time to time.

“Payment Date” means June 30 and December 31 of each calendar year.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Obligor.

“Permitted Dispositions” means:

(a)            sale of Inventory in the ordinary course of business;

(b)            licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business;

(c)            leasing or subleasing assets in the ordinary course of business;

(d)            (i) the lapse of Registered Intellectual Property of the Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(e)            any involuntary loss, damage or destruction of property;

(f)            any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g)            so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets among Obligors;

(h)            the termination or expiration of any contract in accordance with its terms;

(i)            use or transfer of money or Cash and Cash Equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement or the other Note Documents;

(j)            the granting of Liens permitted under Section 10.2 and the making of Permitted Investments and Permitted Restricted Payments;

(k)            cancellations of employee notes;

Schedule A-15
(to Note Purchase Agreement)

(l)            Disposition of Accounts Receivable in the ordinary course of business in connection with the collection or compromise thereof;

(m)            The sale or disposition of equipment or other assets, to the extent that such equipment or other assets are exchanged for credit against the purchase price of similar replacement equipment or assets;

(n)            any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(o)            Disposition of obsolete, defunct, non-operational, uneconomic, damaged, surplus or otherwise worn-out equipment in the ordinary course of business;

(p)            Disposition of those certain property or assets set forth on Schedule 10.3;

(q)            licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course;

(r)            Disposition of property or assets not otherwise permitted for cash in an aggregate amount not less than the fair market value of such property or assets and in any event not to exceed $750,000 in the aggregate; and

(s)            Dispositions of carbon credits acquired after the date of this Agreement.

“Permitted Intercompany Investments” means Investments made by an Obligor to or in another Obligor (other than the Parent), so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement.

“Permitted Investments” means (a) Investments in Cash and Cash Equivalents; (b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business; (c) advances made in connection with purchases of goods or services in the ordinary course of business; (d) Permitted Intercompany Investments; (e) (i) in the event that any Obligor forms any Subsidiary in accordance with the terms hereof, Investments consisting of the Equity Interests issued by such Person to such Obligor and (ii) Investments consisting of any additional Equity Interests issued by a wholly-owned subsidiary of a Person to such Person, (f)  payroll, travel and similar advances to directors and employees of any Obligor or any of its Subsidiaries in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $100,000, (g) loans or advances to directors and employees of any Obligor or any of its Subsidiaries made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $200,000, (h) non-cash loans to employees, officers or directors relating to the purchase of Equity Interests of the Parent pursuant to employee stock purchase plans or agreements not to exceed $250,000 outstanding at any time, (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $750,000 at any time outstanding and (j) Investments in an aggregate principal amount not to exceed $6,000,000 outstanding at any time; provided such Investments contemplated by this clause (j) are made with respect to the purchase of carbon credits and subject to the limitations in Section 10.1(l).

Schedule A-16
(to Note Purchase Agreement)

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a)            after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b)            such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

(c)            such extension, refinancing or modification is pursuant to terms that are not less favorable to the Obligors and the holders of Notes than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d)            the Indebtedness that is extended, refinanced or modified is not recourse to any Obligor or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Permitted Restricted Payments” means Restricted Payments made by (a) any Obligor to another Obligor; (b) any Subsidiary of the Parent to the Parent (and any necessary Restricted Payments to another Subsidiary in order to ultimately make such Restricted Payment to the Parent) (c) “net exercise” or “net settle” warrants, options or restricted stock options, and (d) Restricted Payments not otherwise permitted by the foregoing provisions, so long as no Default or Event of Default shall have occurred and be continuing or be caused thereby, in an aggregate amount not to exceed $250,000.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Company or any ERISA Affiliate and is covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code.

“Pledged Collateral” shall have the meaning assigned to the term “Pledged Shares” in the Pledge Agreement.

Schedule A-17
(to Note Purchase Agreement)

“PP&E” means property, plant and equipment, as characterized under GAAP, of the Obligors.

“Projections” means the projections of the Obligors, including the Base Case Model and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to each Purchaser by or on behalf of the Obligors prior to the Closing Date.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Cash” means, as of any date of determination, (a) the aggregate amount of unrestricted Cash and Cash Equivalents on-hand of the Parent and its Subsidiaries maintained in deposit or securities accounts in the name of the Parent or its Subsidiaries in the United States as of such date, which deposit or securities accounts are subject to Control Agreements and (b) the aggregate amount of money owed to the Obligors by credit card payment processors (including without limitation Stripe, Inc.) engaged by the Obligors outstanding as of such date of determination.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Quarterly Date” means March 31, June 30, September 30 and December 31 of each calendar year.

“Rating Agency” means (a) Moody’s, (b) DBRS, (c) Fitch or (d) S&P.

“Rating Downgrade Event” is defined in Section 1.3.

“Ratings Increase Event” is defined in Section 1.3.

“Redemption Premium” is defined in Section 8.3(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

Schedule A-18
(to Note Purchase Agreement)

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Rejected Amount” means, in respect of an Offer to Repurchase, any amount offered to repurchase the Notes and (a) rejected for repurchase or redemption by a notice of rejection or (b) otherwise not accepted in full.

“Related Fund” means, with respect to any holder of a Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder of a Note or by an affiliate of such holder of a Note or such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or migrating in, into, onto or through the Environment, and “Released” shall have a meaning correlative thereto.

“Required Holders” means, at any time prior to the Closing, the Purchasers, and, at any time on or after the Closing, the holders of at least 50.0% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Required Liquidity Amount” means (a) $15,000,000 for any day ending on or prior to June 30, 2022 and (b) $25,000,000 for any day thereafter; provided that in the case of this clause (b) if an Asset Valuation is provided that demonstrates a value (i) greater than $20,000,000 but less than $25,000,000, the Required Liquidity Amount shall be $20,000,000 and (ii) greater than $25,000,000, the Required Liquidity Amount shall be $15,000,000.

“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of the Note Documents, provided that, to the extent the Company does not have any such officer, a similar official of Parent may sign on behalf of the Company in the name of the Parent, as the Company’s sole member.

Schedule A-19
(to Note Purchase Agreement)

“Restricted Payments” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Obligor, now or hereafter outstanding, together with any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Obligor or any direct or indirect parent of any Obligor, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Obligor, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Obligor, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring, or advisory fees or any other fees or expenses (including the reimbursement thereof by any Obligor) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equity holders of any Obligor or other Affiliates, or to any Affiliates of any Obligor (but not, for the avoidance of doubt, pursuant to any agreement that provides for the provision of services by an equity holder to the extent such agreement is permitted by Section 10.8).

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States and administered by OFAC, BIS or the U.S. Department of State, or any successor agency, and (b) the United Nations Security Council, the European Union as administered by any European Union member state, or the United Kingdom’s HM Treasury, or any sanctions authority of a jurisdiction where any Obligor and any Affiliate of an Obligor are located or doing business.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means the Agents, the Purchasers and the holders of the Notes.

“Securities” or “Security” has the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” means the Security and Pledge Agreement, substantially in the form of Exhibit A, by and among the Obligors and the Collateral Agent, dated as of the date hereof and as amended, amended and restated, modified or supplemented from time to time.

“Security Documents” means the Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Perfection Certificate, the Intercompany Subordination Agreement, the Control Agreements, Mortgage, any landlord waivers, any collateral access agreements, and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, the Collateral Requirement or Section 9.8.

“Solvent” or “Solvency” means, with respect to any Person (on a consolidated basis) on any date of determination, that on such date (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liabilities of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following such date.

Schedule A-20
(to Note Purchase Agreement)

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, joint venture, limited liability company or other business entity (i) of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or more than 50.0% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent or (ii) where the parent otherwise Controls such corporation, partnership, association, joint venture, limited liability company or other business entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Substitute Purchaser” is defined in Section 21.

“Super-Majority Holders” means at any time the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“SVO” means the Securities Valuation Office of the NAIC.

“Taxes” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Test Period” means, at any date of determination, the most recently completed four (4) consecutive Test Quarters of the Parent ending on or prior to such date.

“Test Quarter” means each three-month period ending on a Quarterly Date.

“Trademark Security Agreement” means that certain trademark security agreement, by and among the Obligors and the Collateral Agent, dated as of the date hereof and as amended, amended and restated, modified or supplemented from time to time.

Schedule A-21
(to Note Purchase Agreement)

“Transactions” means, collectively, (a) the execution and delivery of the Note Documents, purchase and sale of the Notes hereunder and the use of the proceeds thereof, (b) the granting and perfection of security interests in connection with the transactions referred to in clause (a) above and (c) the payment of all fees and expenses due and payable on the Closing Date as expressly provided in the Note Documents in connection with the foregoing.

“True Up Date” is defined in Section 1.3(b).

“True-Up Fee” is defined in Section 1.3(b).

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided however that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America.

“U.S. Dollars” or “$” means the lawful currency of the United States.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“U.S.A. Patriot Act” means, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

[REMAINING SCHEDULES AND EXHIBITS TO BE SEPARATELY PROVIDED]

Schedule A-22
(to Note Purchase Agreement)